UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
COMSCORE, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

11950 Democracy Drive, Suite 600

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2026

Notice is hereby given that the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) of comScore, Inc. (the “company,” “Comscore,” “we” or “our”) will be held at Carr Workplaces, located at 1818 Library Street, Suite 500, Reston, Virginia 20190 on June 16, 2026, at 10:00 a.m. Eastern Time for the following purposes:

1)

to elect the two nominees named in this proxy statement as Class I directors to serve for terms expiring at our 2029 annual meeting of stockholders, to hold office until their respective successors have been duly elected and qualified;

2)	to approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

3)	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

4)

to approve an amendment to our Amended and Restated 2018 Equity and Incentive Compensation Plan to increase the number of shares of our common stock, par value $0.001 per share (the “Common Stock”) available for grant by 3,000,000; and

5)	to transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 20, 2026 are entitled to notice of, and to vote at, the 2026 Annual Meeting or any adjournment or postponement thereof. The presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of our Common Stock and Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) (on an as-converted basis) on the record date and entitled to vote at the 2026 Annual Meeting will be required to establish a quorum at the 2026 Annual Meeting.

We are furnishing our proxy materials to our stockholders over the Internet rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 20, 2026 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and will receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders beginning on April 30, 2026.

Your vote is very important. Whether or not you plan to attend the 2026 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section in the proxy statement entitled “Questions and Answers About the 2026 Annual Meeting and Procedural Matters” and the instructions in the Notice of Internet Availability. If you are a stockholder of record of the company’s Common Stock or Series C Preferred Stock, you may cast your vote by proxy or in person at the 2026 Annual Meeting. If your shares are held by a bank, broker or other nominee, you should instruct such nominee on how to vote your shares.

Thank you for your continued support of Comscore.

Reston, Virginia	By Order of the Board of Directors,

/s/ Ashley Wright
April 30, 2026	Ashley Wright Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 16, 2026

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 are available at:

https://materials.proxyvote.com/20564W

COMSCORE, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2026

Page

QUESTIONS AND ANSWERS ABOUT THE 2026 ANNUAL MEETING AND PROCEDURAL MATTERS	2

DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	10

Directors, Director Nominees and Executive Officers	10
Board Structure, Composition and Leadership	12
Standing Committees of the Board of Directors	13
Risk Management	14
Board of Directors and Committee Meeting Attendance	15
Annual Meeting Attendance	15
Director Nomination Process and Qualifications	15
Director and Director Nominee Independence	16
Code of Business Conduct and Ethics	16
Reporting and Non-Retaliation Policy	17
Corporate Governance Guidelines	17
Director Resignation Policy	17
Compensation Policies	17
Insider Trading Policy and Preclearance Requirements	18
Political Activity Policy	19

DIRECTOR COMPENSATION	20

EXECUTIVE COMPENSATION	23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39

Policies and Procedures for Transactions with Related Parties	39
Transactions with Related Parties	39
Preferred Stock Transactions	40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	43

PRINCIPAL ACCOUNTANT FEES AND SERVICES	46

AUDIT COMMITTEE REPORT	47

PROPOSALS TO BE VOTED ON	48

Proposal No. 1 – Election of Directors	48
Proposal No. 2 – Advisory Vote to Approve Named Executive Officer Compensation	49
Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	50
Proposal No. 4 – Approval of an Amendment to the comScore, Inc. 2018 Equity and Incentive Compensation Plan (as Amended and Restated Effective as of July 9, 2020)	51

OTHER INFORMATION	67

Other Matters to be Presented at the Annual Meeting	67
Security Holder Communication with Board Members	67

Annex A – Sixth Amendment to the comScore, Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan	A-1

Annex B – Reconciliation of Non-GAAP Financial Measure	B-1

i

COMSCORE, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2026

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we are pleased to provide access to our proxy materials over the Internet to our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders beginning on April 30, 2026. Stockholders will have the ability to access the proxy materials on the website listed above, or to request that a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by e-mail or in printed form by mail. If you elect to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it. We encourage you to elect to receive future proxy materials by e-mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

This proxy statement and accompanying proxy card and notice are being made available or distributed to stockholders beginning on April 30, 2026.

QUESTIONS AND ANSWERS ABOUT THE 2026 ANNUAL MEETING

AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors (the “Board”) of comScore, Inc. (the “company,” “Comscore,” “we,” “us” or “our”) has made these proxy materials available to you over the Internet, or is providing printed proxy materials to you, in connection with the Board’s solicitation of proxies for use at Comscore’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) to be held on June 16, 2026, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being made available or distributed to you beginning on April 30, 2026. As a stockholder, you are invited to attend the 2026 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2026 Annual Meeting?

A:	The 2026 Annual Meeting will be held at 1818 Library Street, Suite 500, Reston, Virginia 20190.

Q:	Can I attend the 2026 Annual Meeting?

A:

You are invited to attend the 2026 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 20, 2026 (the “Record Date”) or if you are a proxy holder for a stockholder of record or beneficial owner as of the Record Date. You should bring photo identification and your Notice of Internet Availability, a statement from your bank, broker or other nominee or other proof of stock ownership as of the Record Date, for entrance to the 2026 Annual Meeting. The meeting will begin promptly at 10:00 a.m. Eastern Time, and you should allow ample time for check-in procedures. We will not be able to accommodate guests who were not stockholders as of the Record Date (or proxy holders for such stockholders) at the 2026 Annual Meeting.

Q:	Who is entitled to vote at the 2026 Annual Meeting?

A:

You may vote your shares of Comscore common stock, par value $0.001 per share (“Common Stock”), or Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 15,056,233 shares of Common Stock and 12,670,863 shares of Series C Preferred Stock issued and outstanding and entitled to vote at the 2026 Annual Meeting. Holders of Common Stock may cast one vote for each share of Common Stock held as of the Record Date on each matter presented. Holders of Series C Preferred Stock may vote their shares held as of the Record Date on an “as-converted basis” on each matter presented. Such holders will vote together as a single class.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with Comscore’s transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Comscore. As the stockholder of record, you have the right to grant your voting proxy directly to Comscore or to a third party, or to vote in person at the 2026 Annual Meeting.

If you hold your shares through a bank, broker or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares. Please refer to the voting instruction card provided by your bank, broker or other nominee. You are also invited to attend the 2026 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2026 Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the 2026 Annual Meeting.

Q:	How can I vote my shares in person at the 2026 Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the 2026 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2026 Annual Meeting only if you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2026 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, to ensure that your shares are represented and so that your vote will be counted even if you later decide not to attend the 2026 Annual Meeting. If you attend the 2026 Annual Meeting, any votes you cast at the meeting in person will supersede your proxy.

Q:	How can I vote my shares without attending the 2026 Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2026 Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. For instructions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your bank, broker or other nominee.

By Telephone or Internet – Stockholders of record may vote by telephone or the Internet by following the instructions on the Notice of Internet Availability to access the proxy materials. If you are a beneficial owner of Common Stock or Series C Preferred Stock held in street name, please check the voting instructions provided by your bank, broker or other nominee for telephone or Internet voting availability.

By Mail – Stockholders of record may request a paper proxy card from Comscore by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Comscore stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their bank, broker or other nominee and mailing them in the accompanying pre-addressed envelopes.

Q:	How many shares must be present or represented by proxy to conduct business at the 2026 Annual Meeting?

A:

The presence of the holders of a majority of the issued and outstanding shares of Common Stock and Series C Preferred Stock (on an as-converted basis) entitled to vote at the 2026 Annual Meeting shall constitute a quorum at the 2026 Annual Meeting.

Stockholders are counted as present at the meeting if (1) they are present in person at the 2026 Annual Meeting or (2) they have properly submitted a proxy. In addition, abstentions and broker non-votes (which are described below) are counted as present and entitled to vote for purposes of determining whether a quorum is present. At the close of business on the Record Date, there were 15,056,233 shares of Common Stock issued and outstanding and entitled to vote and 12,670,863 shares of Series C Preferred Stock issued and outstanding and entitled to vote (representing 12,670,863 shares of Common Stock on an as-converted basis) at the 2026 Annual Meeting. Therefore, the presence of the holders of at least 13,863,549 shares of Common Stock (on an as-converted basis) is required to establish a quorum at our 2026 Annual Meeting.

Q:	What proposals will be voted on at the 2026 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2026 Annual Meeting are:

1)

the election of the two nominees named in this proxy statement as Class I directors to serve for terms expiring at our 2029 annual meeting of stockholders, to hold office until their respective successors have been duly elected and qualified;

2)	the approval, on a non-binding advisory basis, the compensation paid to our named executive officers (“Say on Pay”);

3)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

4)

the approval of an amendment to our Amended and Restated 2018 Equity and Incentive Compensation Plan (the “2018 Plan”) to increase the number of shares of our Common Stock available for grant by 3,000,000.

Q:	What is the vote required to approve each of the proposals?

A: Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1 – Election of Directors	Plurality of votes cast by the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote	No
Proposal No. 2 – Say on Pay Advisory Vote	Affirmative vote of a majority of shares of capital stock present in person or represented by proxy and entitled to vote	No
Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of shares of capital stock present in person or represented by proxy and entitled to vote	Yes
Proposal No. 4 – Amendment to 2018 Plan	Affirmative vote of a majority of shares of capital stock present in person or represented by proxy and entitled to vote	No

Q:	How are votes counted?

A:

You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director (Proposal No. 1). The nominees for director receiving the highest number of affirmative votes with respect to each class will be elected as directors for their respective term of office.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the remaining proposals. An abstention has the same effect as a vote against these proposals.

All shares entitled to vote and represented by properly executed proxies received prior to the 2026 Annual Meeting (and not revoked) will be voted at the 2026 Annual Meeting in accordance with the instructions indicated.

Q:	How does the company’s director resignation policy work?

A:

Our Board has adopted a director resignation policy, which provides that any nominee for director who receives a majority of “withhold” votes in an uncontested election of directors is expected to tender his or her resignation promptly following the certification of the election results. In such event, the Nominating and Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the certification of the stockholder vote. The company will promptly disclose the Board’s decision (and, if the Board rejects the resignation, the Board’s reasons for doing so).

Q:	What if I do not specify how my shares are to be voted?

A:	If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board.

If you are a beneficial owner and you do not provide the bank, broker or other nominee that holds your shares with voting instructions, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, banks, brokers and other nominees have the discretion to vote on routine matters, such as Proposal No. 3, but do not have discretion to vote on non-routine matters, such as Proposal No. 1, Proposal No. 2 and Proposal No. 4, which results in a “broker non-vote.” Therefore, if you do not provide voting instructions to your bank, broker or other nominee, such nominee may only vote your shares on Proposal No. 3 and on any other routine matters properly presented for a vote at the 2026 Annual Meeting.

Q:	What is the effect of a broker non-vote?

A:

A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee for a beneficial owner and the bank, broker or other nominee does not receive voting instructions from the beneficial owner as to how to vote such shares, and the bank, broker or other nominee does not have the authority to exercise discretion to vote on such proposal.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2026 Annual Meeting, but they will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, broker non-votes will not negatively impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal No. 1) or the approval of a majority of the shares present in person or represented by proxy and entitled to vote (Proposal No. 2, Proposal No. 3 and Proposal No. 4).

Q:	What is the effect of not casting a vote at the 2026 Annual Meeting?

A:

If you are the stockholder of record of your shares and you do not vote by proxy card, via telephone, via the Internet or in person at the 2026 Annual Meeting, your shares will not be voted at the 2026 Annual Meeting. If you are a beneficial owner of shares held in street name, it is critical that you provide voting instructions if you want your vote to count in the election of directors (Proposal No. 1), the Say on Pay advisory vote (Proposal No. 2) and the vote to approve an amendment to the 2018 Plan (Proposal No. 4). As discussed above, banks, brokers and other nominees have the discretion to vote on routine matters, such as Proposal No. 3, but do not have discretion to vote on non-routine matters, such as the remaining proposals. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote on these or other non-routine matters, no votes will be cast on your behalf. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Comscore’s independent registered public accounting firm and other routine matters.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote your shares:

1)	“FOR” each of the company’s nominees for election as Class I directors (Proposal No. 1);

2)	“FOR” the approval, on a non-binding advisory basis, of the compensation of the named executive officers (Proposal No. 2);

3)	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 3); and

4)	“FOR” the approval of an amendment to the 2018 Plan to increase the number of shares of our Common Stock available for grant by 3,000,000 (Proposal No. 4).

Q:	What happens if additional matters are presented at the 2026 Annual Meeting?

A:

If any other matters are properly presented for consideration at the 2026 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2026 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Mary Margaret Curry and Ashley Wright (each officers of the company), or either of them, will have discretion to vote on those matters in accordance with their best judgment. Other than the matters described in this proxy statement, Comscore does not currently know of any other matters that will be raised at the 2026 Annual Meeting.

Q:	Can I change my vote?

A:

If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each voting method), (2) providing a written notice of revocation to Comscore’s Corporate Secretary at comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 prior to your shares being voted, or (3) attending the 2026 Annual Meeting and voting in person.

If you are a beneficial owner of shares held in street name, you may change your vote, subject to any rules your bank, broker or other nominee may have, at any time before your proxy is voted at the 2026 Annual Meeting, (1) by submitting new voting instructions to your bank, broker or other nominee or (2) if you have obtained a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote your shares, by attending the 2026 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2026 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?

A:

You may attend the 2026 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you by proxy will be superseded by the vote you cast in person at the 2026 Annual Meeting. Please be aware that attendance at the 2026 Annual Meeting will not, by itself, revoke a proxy.

If a bank, broker or other nominee beneficially holds your shares in street name and you wish to attend the 2026 Annual Meeting and vote in person, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares.

Q:	Are any shares subject to voting restrictions?

A:

For so long as a holder of Series C Preferred Stock beneficially owns voting stock representing at least 5% of the outstanding shares of Common Stock of the company on an as-converted basis, each holder of Series C Preferred Stock agrees to vote, or provide a written consent or proxy with respect to, its shares in the same proportion as all other outstanding Common Stock of the company (excluding any and all shares beneficially owned, directly or indirectly, by certain holders of Series C Preferred Stock) (a “neutral manner”) in the election of any directors nominated by the Board other than pursuant to any Series C Preferred Stock holder’s right to designate or nominate directors pursuant to the terms of the SHA (as defined below). All of the director nominees standing for election at the 2026 Annual Meeting were designated or nominated pursuant to the Series C Preferred Stock holders’ rights under the SHA. Therefore, the holders are not required to vote in a neutral manner with respect to these nominees under Proposal No. 1, except as set forth below.

If a holder of Series C Preferred Stock holds certain shares that, in the aggregate, represent voting rights with respect to more than 16.66% of the company’s Common Stock on an as-converted basis (the “Voting Threshold”), such holder will not be permitted to exercise the voting rights with respect to any shares of Series C Preferred Stock held by them in excess of the Voting Threshold and the company shall exercise the voting rights with respect to such shares in excess of the Voting Threshold in a neutral manner. To the extent that a holder acquires shares of Series C Preferred Stock from another holder, the acquiring holder’s Voting Threshold will be increased proportionately based on the number of shares that such holder acquires and the disposing holder’s Voting Threshold will be decreased proportionately.

As a result of these provisions, the holders of Series C Preferred Stock are entitled to vote their shares up to the Voting Threshold on Proposal Nos. 1, 2, 3 and 4, and the voting rights of such holders above the Voting Threshold will be exercised by the company in a neutral manner.

Q:	What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A:

You may receive more than one Notice of Internet Availability or set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability or proxy card. Please complete, sign, date and return each Comscore proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Who will count the votes?

A:	The Board has designated representatives of American Election Services, LLC to serve as inspector of election.

Q:	Where can I find the voting results of the 2026 Annual Meeting?

A:

We intend to announce preliminary voting results at the 2026 Annual Meeting and will publish final voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days following the 2026 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2026 Annual Meeting?

A:

Comscore will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. The company has engaged Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies. The company will pay Innisfree a fee of $20,000 as compensation for its services and will reimburse Innisfree for its reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:

You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings. Comscore’s bylaws provide for advance notice procedures to nominate a person for election as a director or to propose business to be considered by stockholders at a meeting. For the 2027 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the Board, must be submitted in writing and received by our Corporate Secretary at our principal executive offices 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright, no later than January 30, 2027, which is 90 days prior to the anniversary of the expected first mailing date of notice of availability of this proxy statement, and no earlier than December 31, 2026, which is 120 days prior to the anniversary of the expected mailing date of the notice of availability of this proxy statement. If our 2027 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2026 Annual Meeting, then the deadline for such nominations or proposals to be received by our Corporate Secretary is the close of business on the tenth day following the day notice of the date of the meeting was mailed or first made public, whichever occurs first. Such proposals also must comply with all the information requirements contained in the bylaws and applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of a proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws. If a stockholder who has notified Comscore of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Comscore need not present the proposal for vote at such meeting.

In addition to satisfying the requirements under our bylaws, any stockholder who intends to solicit proxies in support of director nominees other than our nominees for the 2027 annual meeting of stockholders must also provide notice that sets forth the information required by Rule 14a-19(b)

under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 17, 2027, which is 60 days before the anniversary of the 2026 Annual Meeting, including providing a statement that such stockholder intends to solicit the holders of shares of Common Stock representing at least 67% of the voting power of the Common Stock entitled to vote on the election of directors in support of director nominees other than our nominees.

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, the proposal must comply with all the requirements of Rule 14a-8 under the Exchange Act and must be submitted in writing and received by our Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright, no later than December 31, 2026, which is 120 days prior to the anniversary of the expected mailing date of the notice of availability of this proxy statement.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Comscore’s Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright, or by accessing Comscore’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not to be considered for inclusion in Comscore’s proxy materials, should be sent to Comscore’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability?

A:

If you share an address with another stockholder, each stockholder might not receive a separate copy of the Notice of Internet Availability, a practice known as “householding.” Stockholders may request to receive separate or additional copies of the Notice of Internet Availability by writing to our Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright or by calling our proxy solicitor, Innisfree, toll-free at (877) 825-8971. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple sets of proxy materials by contacting your broker.

Q:	How may I obtain Comscore’s 2025 Form 10-K and other financial information?

A:

Our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 10-K”) is available at https://materials.proxyvote.com/20564W. Stockholders can also access our 2025 10-K and other financial information on the Investor Relations section of our website at www.comscore.com or on the SEC’s website at www.sec.gov. Alternatively, current and prospective investors may request a free copy of our 2025 10-K by writing to our Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright. We also will furnish any exhibit to the 2025 10-K if specifically requested upon payment of charges that approximate our cost of reproduction.

Q:	Who can help answer my questions?

A:	Please contact Innisfree, our proxy solicitor, by calling toll-free at (877) 825-8971.

DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors, Director Nominees and Executive Officers

The names of our directors and executive officers and their ages, positions and biographies are set forth below. Also included for our directors is information regarding their service on other public company boards, and their specific experience, qualifications, attributes or skills that led to the conclusion that each director should serve on our Board. This information is as of April 29, 2026.

Name	Age	Position
Executive Officers and Executive Director
Jon Carpenter	50	Chief Executive Officer and Class II Director
Steve Bagdasarian	43	Chief Commercial Officer
Mary Margaret Curry	47	Chief Financial Officer and Treasurer
Greg Dale	56	Chief Operating Officer
Non-Executive Directors
Bob Davenport (2)(3)	59	Class III Director
David Kline (1)(2)	69	Chairman of the Board and Class I Director
Bill Livek	71	Vice Chairman and Class II Director
Matt McLaughlin (1)(2)(3)	57	Class II Director
Jeff Murphy (1)(3)	59	Class III Director
Brian Wendling (2)(3)	53	Class I Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Governance Committee

Executive Officers

Jonathan (Jon) Carpenter has served as our Chief Executive Officer since July 2022 and as a director since June 2024. Mr. Carpenter was our Chief Financial Officer and Treasurer from November 2021 to July 2022. He previously served as Chief Financial Officer of Publishers Clearing House, a direct marketing and media company, from June 2016 until November 2021. Prior to Publishers Clearing House, he served in divisional CFO roles for Nielsen Company, Sears Holdings and NBC Universal. He began his career with General Electric in the GE Financial Management Program. Mr. Carpenter holds a bachelor’s degree in economics from the University of Vermont.

Stephen (Steve) Bagdasarian has served as our Chief Commercial Officer since November 2023 and was our Executive Vice President, Growth from October 2022 to November 2023. Mr. Bagdasarian previously served as Chief Operating Officer, Digital (January 2022 – October 2022), General Manager, Media and Strategy (July 2019 – December 2021) and General Manager, Liquid Wireless (July 2014 – July 2019) of Publishers Clearing House, a direct marketing and media company. Prior to Publishers Clearing House, he held a number of senior business development, strategy and marketing roles with digital technology companies. Mr. Bagdasarian is a member of TBD Angels, an angel investor group, and has invested and served as an advisor to several early-stage digital technology companies. He holds a bachelor’s degree from College of the Holy Cross and a master’s degree in business administration from Babson F.W. Olin Graduate School of Business.

Mary Margaret Curry has served as our Chief Financial Officer and Treasurer since July 2022 and as our Chief Accounting Officer since December 2021. Ms. Curry joined Comscore in 2011 and has served in roles of increasing scope and responsibility since then, including as Global Tax Director (August 2011 to July 2015), Senior Director of Global Tax Compliance and Reporting (July 2015 to

May 2018), Vice President of Tax and Treasury (May 2018 to November 2020) and Senior Vice President and Controller (November 2020 to December 2021). Prior to joining Comscore, she spent nine years with KPMG. Ms. Curry holds bachelor’s and master’s degrees in accounting from East Carolina University.

Gregory (Greg) Dale has served as our Chief Operating Officer since August 2022 and was our General Manager, Digital from December 2021 to August 2022. Mr. Dale previously served as Chief Operating Officer of Shareablee, Inc., a social media marketing analytics company, from July 2018 through our acquisition of Shareablee in December 2021. Prior to Shareablee, he was Chief Operating Officer of Persado, an artificial intelligence-based marketing content platform, from 2016 to 2018. Mr. Dale previously held senior roles with Comscore from 1999 to 2016, and prior to that, worked with data and analytics firm Information Resources, Inc. He holds a bachelor’s degree from Purdue University.

Non-Executive Directors

Robert (Bob) Davenport has served as director since December 2025. Mr. Davenport is Head of Global Corporate Credit and Distressed Debt and Senior Managing Director of Cerberus Capital Management, a private investment firm, and Cerberus California, LLC. He joined Cerberus in 1996 and is responsible for overseeing and managing the firm’s investments in stressed and distressed debt on a global basis. Prior to Cerberus, he was a principal at Vestar Capital Partners, where he was responsible for identifying, analyzing and executing leveraged buyout opportunities. Previously, he worked in the mergers and acquisitions group at Drexel Burnham. Mr. Davenport graduated from the University of California. He previously served as a member of the Board of Trustees for the Crossroads School for Arts and Sciences and Heal the Bay. Mr. Davenport brings over 30 years of financing and M&A experience to our Board.

David Kline has served as a director since March 2021 and as Chairman of the Board since April 2025. He most recently served as Executive Vice President at Charter Communications, a communications and media company, and President of Spectrum Reach, the advertising sales division of Charter. Mr. Kline joined Charter in 2015 and provided strategic leadership to guide the company in both the traditional and advanced TV advertising space until his retirement in 2025. Mr. Kline joined Charter from Visible World (now FreeWheel), where he served as President and COO directing their household addressable sales and programmatic advertising efforts. Earlier in his career, he served as President and COO of Cablevision Media Sales (now Altice Media Solutions) for more than 17 years. Mr. Kline previously served on the board of directors for the Video Advertising Bureau and Canoe and as chairman of the board of directors for private company Blockgraph. He received a B.A. in a personalized study program focusing on marketing, finance, accounting and management from Ohio State University. Mr. Kline is a pioneering leader in the traditional and advanced TV advertising space and brings valuable relationships and perspective to our Board.

William (Bill) Livek has served as our Vice Chairman since January 2016. Mr. Livek was our Chief Executive Officer from November 2019 to July 2022 and our President from January 2016 to May 2018. He previously served as Vice Chairman and Chief Executive Officer of Rentrak Corporation, a media measurement and consumer targeting company, from 2009 until our merger with Rentrak in 2016. Prior to Rentrak, Mr. Livek was founder and Chief Executive Officer of Symmetrical Capital, an investment and consulting firm; Senior Vice President, Strategic Alliances and International Expansion, of Experian Information Solutions, Inc., a provider of information, analytical and marketing services; and co-President of Experian’s subsidiary Experian Research Services. Mr. Livek has served on the board of directors of Red Violet, Inc. since January 2024 and the Advertising Research Foundation (“ARF”) since July 2022, and prior to that was a member of the ARF board of trustees. He also serves on the board of directors of private companies Tenetic LLC, Adstra (formerly ALC) and CivicScience.

Mr. Livek holds a B.S. degree in Communications Radio/Television from Southern Illinois University. Mr. Livek brings substantial industry experience, customer relationships and audience measurement expertise to our Board.

Matthew (Matt) McLaughlin has served as a director since June 2024. Mr. McLaughlin is a retired advertising technology executive and Naval officer. Most recently, he served as Chief Operating Officer of DoubleVerify Holdings, Inc., a software platform for digital media measurement and analytics, from 2011 to March 2022. As COO of DoubleVerify, Mr. McLaughlin directed its product, engineering and sales operations activity, including managing over half the company’s employees. He served as a Senior Advisor at DoubleVerify from March 2022 to July 2022. Prior to joining DoubleVerify, Mr. McLaughlin served as President and Chief Operating Officer of CUNet, LLC, an online marketing agency and software subsidiary of Nelnet, Inc., from 2008 to 2011. Earlier in his career, he served as General Manager of Audience and Media at BDMetrics Inc., an information technology company; Vice President of Performance Media at VNC Communications, Inc (d/b/a Performics), a performance marketing subsidiary of DoubleClick Inc.; Senior Vice President of Operations at Heavy Hammer, Inc., a technology company; Director of Business Technology, Search Marketing and Email & Affinity Marketing at Advertising.com, Inc., an online advertising company that was acquired by AOL, Inc.; and an Applications Technology Sales Consultant for Oracle Corporation, a multinational computer technology company. Formerly, Mr. McLaughlin served as a U.S. Navy Submarine Officer from 1992 to 2000. Mr. McLaughlin received a M.A. (Cantab) in Natural Science from the University of Cambridge and B.S. in Computer Science from the United States Naval Academy.

Jeffrey (Jeff) Murphy has served as a director since April 2024. Mr. Murphy is Senior Vice President, Corporate Finance and Development at Charter Communications, Inc., a communications and media company, where he oversees debt and equity capital markets strategy and execution, treasury, risk management, mergers and acquisitions, and other corporate development. Prior to joining Charter in June 2021, Mr. Murphy spent more than two decades (from 1995 to 2020) with Credit Suisse Group (and predecessor entities), a financial services company, most recently as Vice Chairman of the Investment Banking and Capital Markets division and a Managing Director in the Global Technology, Media and Telecom (TMT) group. Prior to his investment banking career Mr. Murphy worked in consumer markets at MCI Communications. He holds an M.B.A. from Harvard Business School and a B.S. in business administration from Georgetown University. Mr. Murphy brings to our Board substantial capital markets, M&A and corporate development experience.

Brian Wendling has served as a director since March 2021. Mr. Wendling is Chief Accounting Officer and Principal Financial Officer of Liberty Media Corporation, Liberty Broadband Corporation, GCI Liberty and Liberty Live Holdings, Inc. He previously served as Senior Vice President and Chief Financial Officer of Liberty TripAdvisor Holdings, Inc. from January 2016 to April 2025 and served as Chief Accounting Officer and Principal Financial Officer of Qurate Retail, Inc. from January 2020 to March 2025 and Atlanta Braves Holdings, Inc. from December 2022 to August 2024. Mr. Wendling has held various positions with these companies and their predecessors since 1999. Prior to joining these companies, he worked in the assurance practice of the accounting firm KPMG. Mr. Wendling has previously served on the boards of Fun Technologies Inc. and CommerceHub, Inc. as well as other private companies. He also currently serves on the Indiana University Accounting Advisory Board and has previously served on the Clothes to Kids of Colorado and Rocky Mountain PBS boards. He received his Bachelor of Science degree in accounting from Indiana University. Mr. Wendling brings over 30 years of finance, accounting, M&A, public reporting and compliance experience to our Board.

Board Structure, Composition and Leadership

Our Board is currently composed of seven directors and is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. At the 2026 Annual Meeting, our stockholders will elect two Class I directors to serve for terms expiring at our 2029 annual meeting of stockholders, to hold office until their respective successors have been duly elected and qualified. As discussed in more detail below, the Board has determined that five of our seven current directors are independent under applicable standards. The average Board tenure of our directors is approximately four years, and the average age of our directors is 60.

Stockholders Agreement

On December 29, 2025, we entered into a Second Amended and Restated Stockholders Agreement (“SHA”) with Charter Communications Holding Company, LLC (“Charter”), Liberty Broadband Corporation (“Liberty”) and Pine Investor, LLC (“Pine,” and together with Charter and Liberty, the “Investors”) in connection with a recapitalization transaction in which the Investors exchanged their shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”) for new shares of Series C Preferred Stock and Common Stock. Under the SHA, we agreed to take all necessary action to ensure that our Board includes (i) one designee of each Investor and (ii) one additional director nominated by the Investors (the “Additional Director”). We also agreed that certain committees of the Board would be constituted as set forth in the SHA. In accordance with the SHA, Bob Davenport was designated by Pine, Jeff Murphy was designated by Charter, Brian Wendling was designated by Liberty, and David Kline was nominated as the Additional Director.

For the avoidance of doubt, it is our understanding that Mr. Kline and Mr. Murphy, who serve on our Audit Committee, are not executive officers of any Investor.

Pursuant to the SHA, we are obligated to take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate each Investor’s designee for election until such time as the Investor beneficially owns Voting Stock (as defined in the SHA) representing less than 7.5% of the outstanding shares of Common Stock on an as-converted basis.

Board Leadership

Under the SHA, we agreed to take all necessary action to cause the Board to designate the Additional Director as the Chairman of the Board until such time as the Investors beneficially own Voting Stock representing (in aggregate) less than 22.5% of the outstanding shares of Common Stock on an as-converted basis, unless otherwise agreed. Mr. Kline, an independent director, currently serves as the Additional Director and Chairman of the Board. As Chairman, Mr. Kline has responsibility for coordinating all meetings and duties of the Board, including risk oversight. Mr. Livek, who was not designated to the Board by (and is not affiliated with) any holder of our Series C Preferred Stock, serves as Vice Chairman. We believe this structure is appropriate for the company at this time, based on the current composition of our Board and the interests of our stockholders.

Standing Committees of the Board of Directors

Our Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board also designates ad hoc special committees from time to time as needed. The Board and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate.

The Board has determined that all standing committee members are independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market (“Nasdaq”), and the rules and regulations of the SEC, as applicable. Each standing committee operates under a written charter approved by the Board, each of which is available under “Corporate Governance” on the Investor Relations section of our website at www.comscore.com. Our Board has delegated various responsibilities and authority to its standing committees as generally described below.

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s responsibilities include appointing and overseeing the work of our independent auditors, reviewing the adequacy and effectiveness of our system of internal controls, reviewing and discussing with management and the independent auditors the company’s annual audited financial statements and quarterly unaudited financial statements, and overseeing the company’s enterprise risk management activities and legal and regulatory compliance programs. Among other things, the Audit Committee is charged with setting the overall corporate tone for quality financial reporting, sound business risk practices and ethical behavior.

Our Audit Committee met four times (including telephonic meetings, but not including actions by written consent) during 2025. The Audit Committee is currently composed of Matt McLaughlin (Chair), David Kline and Jeff Murphy. For the avoidance of doubt, it is our understanding that Mr. Kline and Mr. Murphy are not executive officers of any holder of our Series C Preferred Stock. The Board has determined that each of Mr. McLaughlin and Mr. Murphy is an “audit committee financial expert” as defined under SEC rules. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification. We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq and SEC rules and regulations.

Compensation Committee. The Compensation Committee’s responsibilities include reviewing and approving or recommending to our Board the compensation of our executive officers and non-employee directors, administering our incentive compensation and equity compensation plans, reviewing and discussing with management our activities related to corporate culture and talent development, and making recommendations to the Board regarding compensation-related policies and procedures. The Compensation Committee may form and delegate authority to subcommittees when appropriate, including in connection with the allocation of equity awards (subject to conditions and limitations established by the Compensation Committee).

Our Compensation Committee met seven times (including telephonic meetings, but not including actions by written consent) during 2025. The Compensation Committee is currently composed of Brian Wendling (Chair), Bob Davenport, David Kline and Matt McLaughlin. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq and SEC rules and regulations.

Nominating and Governance Committee. The Nominating and Governance Committee’s responsibilities include evaluating the composition and size of our Board, identifying and recommending candidates for Board membership, overseeing annual Board and committee evaluations, reviewing and providing recommendations to the Board regarding management succession plans, and reviewing and overseeing our corporate governance policies and procedures.

Our Nominating and Governance Committee met five times (including telephonic meetings, but not including actions by written consent) during 2025. The Nominating and Governance Committee is currently composed of Bob Davenport (Chair), Matt McLaughlin, Jeff Murphy and Brian Wendling. We believe that the composition and functioning of our Nominating and Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq and SEC rules and regulations.

Risk Management

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our company’s risks. The Board regularly reviews information regarding our financial performance,

liquidity and operations, as well as the risks associated with each. Our Audit Committee oversees management of financial, regulatory, security (including cybersecurity) and compliance risks and receives quarterly reports from our Chief Compliance Officer regarding compliance and regulatory risks and from our Chief Operating Officer regarding cybersecurity risks. Our Compensation Committee is responsible for overseeing management of risks relating to our executive compensation plans and arrangements as well as company culture and talent development. Our Nominating and Governance Committee evaluates risks associated with the independence and composition of our Board, our governance practices and management succession. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed about such risks through committee reports, attendance at committee meetings and access to committee materials.

Board of Directors and Committee Meeting Attendance

Our Board met 13 times (including telephonic meetings, but not including actions by written consent) during 2025. Each of our current directors attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period in 2025 for which he or she was a director and (ii) the total number of meetings held by all committees of the Board on which such individual served during the period in 2025 for which he or she served as a committee member.

The independent and non-management members of our Board regularly meet in executive session without management present.

Annual Meeting Attendance

Directors are expected to attend our annual meeting of stockholders absent extraordinary circumstances. Nine of our 10 then-current directors attended our 2025 annual meeting of stockholders.

Director Nomination Process and Qualifications

Our Nominating and Governance Committee identifies director nominees by first reviewing the appropriate skills, qualifications and experience required of directors, as well as the composition of the Board as a whole, taking into consideration our obligations under the SHA. While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the committee’s assessment includes factors such as judgment, integrity, business acumen, leadership, experience with companies of comparable size or industry, the interplay of a candidate’s experience with the experience of other directors (which may include experience with operating management, public company governance, finance, strategy and marketing), the extent to which a candidate would be a desirable addition to the Board and any committees of the Board, a candidate’s commitment to promoting the long-term interests of our stockholders, his or her ability to devote adequate time to Board responsibilities, director independence and other attributes relevant to satisfying SEC and Nasdaq requirements, and any other factors that the Nominating and Governance Committee deems relevant to the needs of the Board.

Within this framework, the Nominating and Governance Committee evaluates the current members of our Board who are willing to continue in service. Current members with skills and experience that are important to our business and who are willing to continue in service are considered for nomination. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or Board decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee or, where appropriate, considers whether to reduce the size of the Board. Current members of the Board and senior management are then asked for their recommendations. We have also engaged third-party search firms from time to time to identify and evaluate potential nominees.

As discussed under “Board Structure, Composition and Leadership – Stockholders Agreement,” the Investors have certain rights to designate director nominees in accordance with the SHA. The Nominating and Governance Committee also considers nominees recommended by other stockholders, using the same criteria described above. Any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. In accordance with our bylaws, such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock (or other rights with respect to our stock) that the proposed candidate beneficially owns;

•	a completed questionnaire (in a form provided by our Corporate Secretary upon written request) with respect to the identity, background and qualifications of the proposed candidate;

•

a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•

any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

Director and Director Nominee Independence

The Board has determined that each of Bob Davenport, David Kline, Matt McLaughlin, Jeff Murphy and Brian Wendling is independent under SEC rules and Nasdaq listing standards. The Board previously determined that former directors Nana Banerjee, Itzhak Fisher, Leslie Gillin, Kathi Love and Marty Patterson were independent under SEC rules and Nasdaq listing standards. Therefore, each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee during 2025 was, and each current member is, independent in accordance with those rules and standards during the time that he or she served. In addition, our Board was composed of a majority of independent directors at all times during 2025 and continues to be so composed. In determining the independence of our directors and director nominees, our Board considered all transactions in which we and any director had any interest, including those involving payments made to or from companies where any of our directors or their immediate family members serve on the board of directors or in management or advisory roles, payments made in connection with our acquisition of Shareablee, current and prior employment relationships of the directors or their immediate family members, and compensation for service in Board leadership roles.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the company, including our principal executive officer, principal financial officer and principal accounting officer/controller, and persons performing similar functions. The full text of our Code of Business Conduct and Ethics is posted under “Corporate Governance” on the Investor Relations section of our website at www.comscore.com. To the extent permissible under Nasdaq rules, we intend to disclose any amendments to our Code of Business Conduct and Ethics or waivers thereto that apply to our principal executive officer, principal financial officer or principal accounting officer/controller by posting such information on the same website.

Reporting and Non-Retaliation Policy

Our Board has adopted a reporting and non-retaliation policy to encourage employees and others to disclose wrongdoing or suspected wrongdoing that could adversely impact the company, our reputation, or our stockholders, customers, employees or other stakeholders, and to set forth the procedures by which reports should be made, investigated and addressed.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that set forth key principles to guide its actions, including:

•	the Board’s role in overseeing the performance of management;

•	a requirement that the Board have regular executive sessions and access to outside advisors as needed;

•	a commitment to reviewing director skills, qualifications and experience;

•

limits on outside boards, including that directors who are executive officers of the company may serve on the board of directors of no more than two public companies, including our Board, and other directors should not serve on more than four public company boards, including our Board;

•	a requirement that a substantial majority of the members of our Board must be independent;

•	a commitment to appointing a lead independent director should the roles of Chairman and Chief Executive Officer ever be combined;

•	guidelines for director communications with stockholders and other interested parties; and

•	a commitment to an annual review of the performance of the Board and its committees.

Director Resignation Policy

Our Board has adopted a director resignation policy, which provides that any nominee for director who receives a majority of “withhold” votes in an uncontested election of directors is expected to tender his or her resignation promptly following the certification of the election results. In such event, the Nominating and Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the certification of the stockholder vote. The company will promptly disclose the Board’s decision (and, if the Board rejects the resignation, the Board’s reasons for doing so).

Compensation Policies

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the long-term interests of our directors and executive officers with those of our stockholders. Under the guidelines, each director is expected to own shares of Common Stock with a value equal to at least five times the director’s annual cash retainer for service on the Board. For executive officers, the Chief Executive Officer is expected to own shares of Common Stock with a value equal to at least five times his or her annual base salary, and the Chief Financial Officer, Chief Operating Officer and other named executives are expected to own shares of Common Stock with a value equal to at least three times their respective annual base salaries. Equity award holdings that qualify toward satisfaction of the guidelines include shares underlying vested stock options (less the value of the aggregate exercise price), restricted stock and restricted stock units (“RSUs”), and deferred stock units. Awards subject to performance conditions are not counted until such awards are earned. A director or executive officer has five years from the date of becoming subject to the guidelines to achieve compliance and must hold 100% of the net shares acquired upon vesting or exercise of any equity award until he or she has satisfied the guidelines.
Clawback Policy
Our Board has adopted a clawback policy that provides for recovery of executive compensation in the event of an accounting restatement, fraud, error or egregious conduct. Under the policy, “egregious conduct” includes a felony conviction, theft or embezzlement, illegal drug use, material breach of an employment agreement, gross negligence or willful misconduct, breach of fiduciary duty, willful refusal to perform assigned duties, or material breach of our code of conduct or other policies, including (but not limited to) conduct involving sexual harassment, prohibited relationships or unlawful discrimination.
Anti-Hedging and Pledging Policy
We maintain a robust anti-hedging and pledging policy, which prohibits our directors, executive officers, their family members and any entities they control from hedging and pledging Comscore equity securities as collateral for a loan or purchasing such securities on margin. More specifically, our policy prohibits covered persons from engaging in any type of hedging transaction with respect to Comscore equity securities, including but not limited to short sales, options (other than options pursuant to our incentive compensation plans), puts, calls, collars and other derivative securities, monetization transactions, prepaid variable forward contracts, equity swaps and exchange funds.
Insider Trading Policy and Preclearance Requirements
We have adopted an insider trading policy that governs the purchase, sale and other transactions in our securities by our directors, officers and employees. A copy of our insider trading policy was filed as Exhibit 19.1 to our 2025
10-K.
We believe our policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. In addition, with regard to any trading by the company in its own securities, it is the company’s policy to comply with applicable laws, rules and regulations and listing standards.
Our insider trading policy (which, as described above, covers all directors, officers and employees) prohibits the unauthorized disclosure of any nonpublic information acquired in the course of service with the company and the misuse of material nonpublic information in securities trading. The policy applies to transactions involving Comscore securities as well as transactions in the securities of other companies as to which material nonpublic information is obtained in the course of service with Comscore. Moreover, the policy covers any arrangements that affect economic exposure to changes in the price of our securities, including transactions in derivative securities (such as put or call options), hedging transactions and short sales. The policy also prohibits trading or tipping based on material nonpublic information. We maintain quarterly trading blackout periods for all directors, officers and designated employees, and we require our directors, officers and employees with access to sensitive information to obtain preclearance for any transaction in Comscore securities, even during open trading windows. These individuals are also prohibited from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to Comscore securities (other than options, appreciation rights and other securities issued pursuant to our benefit plans or compensatory arrangements). This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Comscore securities.

Political Activity Policy

Our Board has adopted a political activity policy that gives the Nominating and Governance Committee oversight over any lobbying and political activities conducted by our company. The policy states that such activities will be conducted for the purpose of promoting the commercial interests of the company as a whole, be in furtherance of the interests of our stockholders, and be in compliance with applicable laws, rules and regulations. The policy further provides that employees may not make or commit to make political contributions on behalf of the company, and we will not reimburse or otherwise compensate an employee for his or her personal political contributions.

DIRECTOR COMPENSATION

Cash Retainers

During 2025, our non-employee directors were eligible to receive an annual cash retainer of $50,000 for their service on the Board. Our Board Chairman was eligible for an additional annual cash retainer of $75,000. Non-employee directors were also eligible to receive annual cash retainers for their service on our standing Board committees, as set forth below, and certain directors received cash retainers for their service on ad hoc special committees during 2025. Cash retainers were paid quarterly in arrears and were prorated for directors who joined or left the Board, a leadership role, or relevant committees during the year.

Committee	Chair	Other Members
Audit	$20,000	$10,000
Compensation	15,000	7,500
Nominating and Governance	10,000	5,000
Finance and Acquisitions (1)	5,000	5,000

(1)	The Finance and Acquisitions Committee ceased to be a standing committee effective July 1, 2025.

Equity Compensation

For the 2025-2026 director compensation term, which began on July 1, 2025, our non-employee directors were eligible to receive a number of RSUs equal to $120,000 divided by the closing market price of our Common Stock on the date of grant. This represented a reduction from the prior director compensation program, which prescribed awards of $170,000 per director. In addition, our directors elected to further reduce their compensation and use a price of $12.00 per share to determine the number of RSUs to award, rather than using the closing price on the date of grant (which was $5.07 per share). This resulted in a further reduction in the number of RSUs otherwise due to each director and a grant-date fair value of $50,700 for each award.

The Board elected to use the lower target compensation level and higher stock price in order to further align directors’ interests with those of our stockholders. The outstanding 2025-2026 RSUs, which were granted on July 1, 2025, will vest in full on the earliest of (i) June 30, 2026, (ii) the date of our 2026 Annual Meeting, and (iii) the date of a change in control of the company, subject to continued service on the Board through the applicable vesting date. Once vested, the RSUs will be deferred and settled in shares of Common Stock upon the earlier of a director’s separation from service or a change in control of the company.

On December 29, 2025, we completed a recapitalization transaction in which the Investors exchanged their Series B Preferred Stock for shares of Series C Preferred Stock and Common Stock. In connection with this transaction, we reduced the size of our Board, and directors Nana Banerjee, Itzhak Fisher, Leslie Gillin and Marty Patterson resigned from the Board. Dr. Banerjee, Mr. Fisher, Ms. Gillin and Mr. Patterson received accelerated vesting of their 2025-2026 RSUs upon their departure from the Board. Mr. Davenport joined the Board upon closing of the recapitalization transaction and received a prorated award (5,000 RSUs) for the 2025-2026 term.

Director Compensation

The following table sets forth summary information concerning compensation for the non-employee members of our Board for 2025. Mr. Carpenter did not receive any compensation for his service as a director in 2025. We reimburse all of our directors for reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements are not included as a component of compensation in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
Nana Banerjee (2)	77,079	67,500	(3)	144,579
Bob Davenport (4)	550	33,750	(5)	34,300
Itzhak Fisher (6)	62,174	67,500	(7)	129,674
Leslie Gillin (8)	59,688	67,500	(9)	127,188
David Kline	108,268	50,700	(10)	158,968
Bill Livek	53,222	50,700	(11)	103,922
Kathi Love (12)	11,139	—		11,139
Matt McLaughlin	65,615	50,700	(13)	116,315
Jeff Murphy	67,500	50,700	(14)	118,200
Marty Patterson (15)	60,082	67,500	(16)	127,582
Brian Wendling	66,020	50,700	(17)	116,720

(1)

Amounts reflected in this column represent the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, or ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 4 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amounts reported in this column for Dr. Banerjee, Mr. Fisher, Ms. Gillin and Mr. Patterson also include incremental fair value related to the acceleration of RSU awards on December 29, 2025, as described above.

(2)	Dr. Banerjee left the Board upon closing of our recapitalization transaction on December 29, 2025.
(3)

Amount reflects (i) an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025, and (ii) incremental fair value of $16,800 related to the acceleration of this award on December 29, 2025.

(4)	Mr. Davenport joined the Board upon closing of our recapitalization transaction on December 29, 2025.
(5)

Amount reflects a prorated RSU award for the 2025-2026 term with a grant date fair value of $33,750, awarded December 29, 2025. As of December 31, 2025, Mr. Davenport held unvested RSUs with respect to 5,000 shares of our Common Stock. The company understands that Mr. Davenport has assigned his interests in these shares to Cerberus Capital Management, L.P.

(6)	Mr. Fisher left the Board upon closing of our recapitalization transaction on December 29, 2025.
(7)

Amount reflects (i) an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025, and (ii) incremental fair value of $16,800 related to the acceleration of this award on December 29, 2025. As of December 31, 2025, Mr. Fisher held exercisable options with respect to 7,879 shares of our Common Stock, assumed in connection with our acquisition of Shareablee in 2021.

(8)	Ms. Gillin left the Board upon closing of our recapitalization transaction on December 29, 2025.
(9)

Amount reflects (i) an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025, and (ii) incremental fair value of $16,800 related to the acceleration of this award on December 29, 2025.

(10)

Amount reflects an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025. As of December 31, 2025, Mr. Kline held vested, deferred stock units with respect to 28,007 shares of our Common Stock and unvested RSUs with respect to 10,000 shares of our Common Stock. The company understands that Mr. Kline has assigned his interests in these shares to Charter.

(11)

Amount reflects an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025. As of December 31, 2025, Mr. Livek held vested, deferred stock units with respect to 27,071 shares of our Common Stock, unvested RSUs with respect to 31,250 shares of our Common Stock, and exercisable options with respect to 15,000 shares of our Common Stock.

(12)	Ms. Love left the Board on February 7, 2025.
(13)

Amount reflects an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025. As of December 31, 2025, Mr. McLaughlin held vested, deferred stock units with respect to 10,739 shares of our Common Stock and unvested RSUs with respect to 10,000 shares of our Common Stock.

(14)

Amount reflects an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025. As of December 31, 2025, Mr. Murphy held vested, deferred stock units with respect to 13,424 shares of our Common Stock and unvested RSUs with respect to 10,000 shares of our Common Stock. The company understands that Mr. Murphy has assigned his interests in these shares to Charter.

(15)	Mr. Patterson left the Board upon closing of our recapitalization transaction on December 29, 2025.
(16)

Amount reflects (i) an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025, and (ii) incremental fair value of $16,800 related to the acceleration of this award on December 29, 2025.

(17)

Amount reflects an RSU award for the 2025-2026 term with a grant date fair value of $50,700, awarded July 1, 2025. As of December 31, 2025, Mr. Wendling held vested, deferred stock units with respect to 28,007 shares of our Common Stock and unvested RSUs with respect to 10,000 shares of our Common Stock.

EXECUTIVE COMPENSATION

We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we have opted to comply with the scaled executive compensation disclosure rules applicable to smaller reporting companies due to the significant burden and expense that would be imposed on us by the disclosure requirements applicable to larger filing companies under Item 402 of Regulation S-K. As a result, we have provided more limited narrative and tabular disclosures regarding executive compensation. Further, our reporting obligations generally extend only to the individuals who served as our principal executive officer during 2025, our next two most highly compensated executive officers who were serving as of December 31, 2025, and up to two additional individuals each of whom would have been one of our two most highly compensated executive officers but for the fact that the individual was not serving as an executive officer as of December 31, 2025 (such individuals, our “named executive officers”). In accordance with the foregoing, the following individuals are our named executive officers for 2025:

•	Jon Carpenter, our Chief Executive Officer;

•	Steve Bagdasarian, our Chief Commercial Officer; and

•	Mary Margaret Curry, our Chief Financial Officer and Treasurer.

Information regarding the composition and responsibilities of our Compensation Committee is set forth under “Directors, Director Nominees, Executive Officers and Corporate Governance — Standing Committees of the Board of Directors” above. Information regarding certain compensation policies, including our stock ownership guidelines for directors and executive officers, clawback policy, and anti-hedging and pledging policy, is set forth under “Directors, Director Nominees, Executive Officers and Corporate Governance — Compensation Policies” above. Information regarding our executive compensation practices is set forth under “Executive Compensation – Narrative to Summary Compensation Table” below.

2025 Summary Compensation Table

The following table sets forth summary information concerning compensation for our named executive officers. This table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jon Carpenter Chief Executive Officer	2025	600,000	473,399	248,460	3,097	1,324,956
	2024	600,000	—	48,000	3,557	651,557
Steve Bagdasarian Chief Commercial Officer	2025	400,000	270,599	165,640	3,557	839,796
	2024	393,333	125,000	30,267	3,557	552,157
Mary Margaret Curry Chief Financial Officer and Treasurer	2025	400,000	280,599	124,230	3,030	807,859
	2024	400,000	—	24,000	2,997	426,997

(1)

The amounts reported in this column for 2025 reflect retention bonuses awarded in 2024 and earned based on continued service in 2025. See “Narrative to 2025 Summary Compensation Table — Retention Awards” below for additional information regarding these awards.

(2)

Amounts reflected in this column for 2025 represent annual incentive awards determined based on achievement of the applicable performance metrics for 2025. See “Narrative to 2025 Summary Compensation Table — Annual Incentive Awards” below for additional information regarding these awards.

(3)

Amounts reflected in this column for 2025 include (a) matching contributions made by us to the named executive officers’ 401(k) plan accounts and (b) payment of life insurance and accidental death and dismemberment premiums on behalf of the named executive officers.

Narrative to 2025 Summary Compensation Table

As a “smaller reporting company,” we are not required to publish a Compensation Discussion and Analysis section in this proxy statement like most larger companies, but we have included additional commentary within this “Narrative to 2025 Summary Compensation Table” regarding our executive compensation practices to provide transparency to our stockholders.

Overview

In 2025, our Compensation Committee was guided by certain core compensation principles, including aligning our executive officers’ interests with those of our stockholders and promoting achievement of our strategic and operational objectives. At the same time, our 2025 compensation decisions were impacted by a previously disclosed evaluation of financial, structural and operational measures for the company, as well as limitations on our equity plan reserve that have created retention challenges for key personnel. In addition, despite sales and operational improvements, we were unable to fully achieve the performance targets our Compensation Committee established at the beginning of the year, leading to below-target annual incentive awards for our executive officers.

Compensation-Setting Process

Our Compensation Committee is committed to ensuring that our executive compensation programs align executive and stockholder interests, motivate achievement of key performance objectives, attract and retain top talent, and prioritize a strong, ethical corporate culture. Guided by this philosophy, our Compensation Committee seeks to provide total compensation packages that are fair, reasonable and consistent with market practice. We evaluate and consider the competitive market (as represented by our compensation peer group and published compensation survey data for the relevant period) to obtain a general understanding of current market compensation practices and generally aim to remain competitive with this market, with exceptions based on circumstances and using the Compensation Committee’s judgment. Overall, we seek to maintain a performance-oriented culture with compensation opportunities that reward our executive officers when we achieve or exceed our goals, while putting a significant portion of their target compensation at risk in the event of underperformance.

In 2025, as discussed above, our compensation-setting process was also influenced by an ongoing strategic review and limitations on our equity plan reserve, which constrained our ability to use equity awards as a means to motivate and retain key personnel. During this period, certain compensation decisions were made on a case-by-case basis, taking into account the situation that confronted the company at the time that we needed to respond to the incentive and retention challenges that were presented for our executive team. At the same time, we sought to maintain a normalized compensation process, including by establishing performance targets for our annual incentive compensation program early in the year and referencing those targets in determining final award amounts.

Our compensation programs are intended to be consistent with corporate governance best practices. This is demonstrated by our:

•	stock ownership guidelines for directors and executive officers;

•	anti-hedging and pledging policy;

•	insider trading policy and preclearance requirements;

•	compensation recovery (clawback) policy;

•	consideration of market data, input from stockholders and critiques from stockholder advisory firms;

•	independent Compensation Committee oversight;

•	annual Compensation Committee evaluation;

•	engagement of an outside compensation consultant;

•	long-term vesting and holding requirements for executive equity awards;

•	no lock-step changes in compensation based on peer group levels or metrics;

•	no executive pension plans or supplemental executive retirement plans;

•	limited perquisites; and

•	no repricing or buyout of underwater stock options without stockholder approval.

Additional information regarding our compensation policies is set forth under “Directors, Director Nominees, Executive Officers and Corporate Governance — Compensation Policies” above.

Role of Compensation Committee

The members of our Compensation Committee are appointed by our Board to oversee our executive compensation programs. At all times during 2025, the Compensation Committee was composed entirely of directors who were “independent directors” under Nasdaq listing standards. Pursuant to its charter, the Compensation Committee approves, oversees and interprets our executive compensation programs and related policies and practices, including our equity incentive program and other compensation and benefits programs. The Compensation Committee is also responsible for establishing the compensation packages of our executive officers and ensuring that our executive compensation programs are consistent with our compensation philosophy and corporate governance policies.

Generally, the Compensation Committee takes the following actions in the discharge of its responsibilities:

•	reviews the corporate goals and objectives of, and performance of and total compensation earned by or awarded to, our Chief Executive Officer, independent of input from our Chief Executive Officer;

•

examines the performance of our other executive officers with assistance from our Chief Executive Officer and approves total compensation packages for them that it believes to be appropriate and consistent with those generally found in the marketplace for executives in comparable positions, subject to cost considerations and limitations on the availability of equity awards;

•	regularly holds executive sessions without management present; and

•

engages an outside compensation consultant to review our compensation policies and practices, provide analysis of the competitive market as needed, and make recommendations regarding the elements of our compensation packages.

As part of its decision-making process, the Compensation Committee periodically evaluates comparative compensation data from similarly situated companies. Historically, the Compensation Committee has determined the target total direct compensation opportunities for executive officers after considering the following factors, among others:

•	the scope and nature of the executive officer’s responsibilities;

•	how much the executive officer might otherwise command in the employment marketplace;

•	how much we would be willing to pay to retain the executive officer;

•	how much we would expect to pay in the marketplace to replace the executive officer;

•	past performance, as well as the strategic value of the executive officer’s future contributions; and

•	internal parity within the executive team.

The Compensation Committee also considers the recommendations of our Chief Executive Officer, who periodically reviews the performance, roles and responsibilities of our other executive officers and proposes adjustments to their compensation based on this review. The Chief Executive Officer does not participate in Compensation Committee discussions or make recommendations with respect to his own compensation.

Role of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more compensation advisors from time to time, as it determines in its discretion, in connection with the discharge of its responsibilities. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”), a national compensation consulting firm, for this purpose during 2025. Meridian serves at the discretion of and reports directly to the Compensation Committee. Meridian did not provide any services to us or our management in 2025 other than those provided to the Compensation Committee as described below.

In 2025, Meridian assisted the Compensation Committee by providing the following services:

•	participating in Compensation Committee meetings;

•	reviewing and assisting in updates to our compensation peer group;

•	providing analyses of executive officers’ compensation;

•	advising on incentive program design; and

•	analyzing market data and other considerations related to compensation of members of our Board.

The Compensation Committee considered all relevant factors relating to the independence of Meridian, including but not limited to applicable SEC rules and Nasdaq listing standards on compensation consultant independence, and concluded that the work performed by Meridian did not raise any conflict of interest in 2025.

Stockholder Advisory Vote on Executive Compensation

We conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (known as a say-on-pay vote) for the year ended December 31, 2024 at the last annual meeting of stockholders that we held, which was in June 2025. Our stockholders expressed support for the 2024 compensation of our named executive officers, with approximately 76% of votes cast in favor of the proposal. Our Compensation Committee considered the results of the say-on-pay vote and other feedback from our stockholders, as well as critiques from stockholder advisory firms, in designing our compensation programs for 2025.

Executive Compensation Actions and Decisions for 2025

Base Salaries

Annual base salary levels for Mr. Carpenter, Mr. Bagdasarian and Ms. Curry in 2025 were $600,000, $400,000 and $400,000, respectively. We did not adjust base salaries for the named executive officers in 2025.

Annual Incentive Compensation

In February 2025, our Compensation Committee established performance goals and targets for annual incentive awards that our executive officers were eligible to earn for the year. Target awards for the named executive officers, presented as a percentage of base salary, were as follows. Mr. Carpenter’s target award was approved by the Board upon the recommendation and approval of the Compensation Committee.

Name	Target Award (% of Base Salary)
Jon Carpenter	100%
Steve Bagdasarian	100%
Mary Margaret Curry	75%

We did not adjust target awards for the named executive officers in 2025.

For each of our executive officers, 90% of the target award for 2025 was based on achievement of financial goals relating to revenue and adjusted EBITDA1 performance, weighted 60% and 30% respectively. The remaining 10% of each executive officer’s target award was based on achievement of corporate culture objectives, including employee satisfaction and engagement scores and implementation of programs and actions to strengthen employee experience and corporate culture. The Compensation Committee believed these performance measures were appropriate for our business because they provided a balance between generating growth, managing our expenses, and maintaining a strong corporate culture – factors the Compensation Committee believed would enhance long-term stockholder value. Actual amounts payable under the annual incentive plan could range from 0% to 150% of the target award depending on the level of achievement, as determined by the Compensation Committee.

The threshold, target and maximum performance levels for each measure were as follows, with linear interpolation for achievement between levels:

Component	Below Threshold	Threshold Performance	Target Performance	Maximum Performance
Revenue	<$357 million	$357 million	$367 million	$377 million
Adjusted EBITDA	<$43 million	$43 million	$48 million	$53 million
Culture	(a)	(a)	(a)	(a)
Payout Level	0%	50%	100%	150%

(a)

Attainment of corporate culture objectives would be determined by the Compensation Committee based on employee satisfaction and engagement scores and implementation of programs and actions to strengthen employee experience and corporate culture.

The Compensation Committee established performance targets at levels that it believed to be challenging but achievable through the successful execution of our annual operating plan, taking into account ongoing macroeconomic conditions and other business factors. In addition, each performance level was assigned a payment amount that the Compensation Committee believed was reasonable and appropriate for those results.

[1]

We define adjusted EBITDA as net income (loss) plus or minus interest, taxes, depreciation, amortization, stock-based compensation expense, non-cash impairment charges, restructuring expense, transformation costs, strategic transaction costs, changes in the fair value of contingent consideration liability, and gain (loss) from foreign currency transactions. A reconciliation of non-GAAP adjusted EBITDA to its most directly comparable GAAP financial measure, net income (loss), is set forth on Annex B to this proxy statement.

In February 2026, the Compensation Committee reviewed our preliminary financial and operating results for 2025 and determined that the preestablished objectives had been achieved as follows:

Component	Weight	Actual Performance	Payout Level (Interpolated)	Payout Level (Weighted)
Revenue	60%	$357.5 million	52.4%	31.4%
Adjusted EBITDA	30%	$ 42.0 million	0.0%	0.0%
Culture	10%	(a)	10.0%	10.0%

				41.4%

(a)	In evaluating achievement of corporate culture objectives, the Compensation Committee considered employee survey results and improvements in employee engagement in 2025.

Based on these results, the Compensation Committee approved the following annual incentive awards for the named executive officers for 2025, which awards were paid in cash in March 2026. Mr. Carpenter’s award was approved by the Board upon the recommendation and approval of the Compensation Committee.

Name	Award	Award vs. Target
Jon Carpenter	$248,460	41.4%
Steve Bagdasarian	$165,640	41.4%
Mary Margaret Curry	$124,230	41.4%

Retention Awards

In recent years, declines in our stock price have diminished the effectiveness of our equity awards as a means to motivate and retain key personnel. Outstanding stock option awards held by our named executive officers are significantly “under water,” meaning that the exercise price of the awards exceeds the current market value of our Common Stock, and performance RSUs (“PRSUs”) held by our named executive officers will vest only upon achievement of stock-price hurdles that exceed the current market value of our Common Stock by more than 300%. Moreover, we have been unable to grant new equity awards to our named executive officers since 2022 (for Mr. Carpenter and Ms. Curry) or 2023 (for Mr. Bagdasarian) due to limitations on our equity plan reserve. These conditions have led to total compensation levels for our named executive officers that fall well below the competitive market.

In March 2024, faced with these challenges, our Compensation Committee and Board approved cash retention bonuses for certain members of our executive team. For Mr. Bagdasarian and Ms. Curry, the Compensation Committee approved retention bonuses of $65,000 and $75,000, respectively. For Mr. Carpenter, the Board approved a retention bonus of $165,000 upon the recommendation and approval of the Compensation Committee. These bonuses were paid in March 2024 subject to the executives’ continued service through March 15, 2025.

In May 2024, our Board adopted a Cash Incentive Plan to provide for cash awards to eligible employees of the company and its subsidiaries, including our executive officers, as determined by the Board or Compensation Committee (the “Administrator”) from time to time. Awards under the Cash Incentive Plan may be based upon achievement of performance objectives or service criteria established by the Administrator. In June 2024, in connection with a previously disclosed evaluation of financial, structural and operational measures for the company, our Compensation Committee and Board approved additional cash retention bonuses of $308,399, $205,599 and $205,599, respectively, for Mr. Carpenter, Mr. Bagdasarian and Ms. Curry under the Cash Incentive Plan. These awards vested on June 12, 2025 based on the executives’ continued service through the vesting date.

Other Compensation Elements

Benefits and Perquisites

We provide the following health and welfare benefits to our executive officers on the same basis as our other U.S. employees:

•	medical and dental insurance;

•	life insurance;

•	short-term and long-term disability insurance; and

•	a 401(k) plan with a company matching feature.

We believe these benefits are consistent with those offered by other companies, including those with whom we compete for executive talent. In general, we do not provide significant perquisites or other personal benefits to our executive officers, and we do not view perquisites and personal benefits as a material element of our executive compensation program. We occasionally provide benefits, however, for retention purposes; to accommodate specific circumstances of executives who do not reside near their work locations; or to primarily serve a business purpose that may result in ancillary personal benefit to the executive. Moreover, we have provided for reimbursement of attorneys’ fees in certain cases, including in connection with the negotiation of employment or separation terms.

Change of Control and Severance Agreements

Our executive officers are parties to agreements that provide for certain payments and benefits to them in the event of a termination of their employment or a change in control of the company. We believe these arrangements are valuable retention tools that are particularly necessary in an industry, such as ours, where there is frequent market consolidation. We recognize that it is possible that we may be subject to a change in control, and that this possibility could result in a sudden departure or distraction of our key executive officers to the detriment of our business. We believe that these arrangements help to encourage and maintain the continued focus and dedication of our executive officers to their assigned duties to maximize stockholder value, notwithstanding the possibility or occurrence of a change in control of the company. We also believe that these arrangements are necessary to attract and retain critical members of management. These arrangements do not contain any tax reimbursement or tax “gross up” provisions for our executive officers.

The material terms and conditions of our executive change of control and severance agreements are discussed under “Payments Upon Termination or Change in Control” below.

Tax and Accounting Implications

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain employees. In making compensation decisions, our Compensation Committee may consider the potential effects of Section 162(m) on the compensation paid to our named executive officers and others.

Accounting for Stock-Based Compensation

We follow FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, RSU and

PRSU awards, based on the grant date fair value of these awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an award recipient is required to render service in exchange for the award. In making compensation decisions, our Compensation Committee regularly considers the cost of stock-based compensation awards and any proposed modifications to those awards.

Notwithstanding the foregoing discussion, our Compensation Committee believes that its primary responsibility is to provide a compensation program that is consistent with our compensation philosophy and that supports the achievement of our compensation objectives. Therefore, the Compensation Committee retains authority to grant appropriate compensation items or awards to our service providers notwithstanding an adverse tax or accounting treatment for that compensation.

2025 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of December 31, 2025.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised and Exercisable Options (#)	Number of Securities Underlying Unexercised and Unexercisable Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jon Carpenter	18,750	6,250	(4)	50.00	8/24/2032	—	—	—	—
	—	—		—	—	—	—	3,600	23,400
Steve Bagdasarian	4,800	1,600	(5)	50.00	11/9/2032	—	—	—	—
	—	—		—	—	3,725	24,213	—	—
Mary Margaret Curry	6,000	2,000	(4)	50.00	8/24/2032	—	—	—	—
	—	—		—	—	—	—	990	6,435

(1)

The awards reported in this column reflect time-based RSUs, which vest as set forth in the following table, subject to the named executive officer’s continued employment or service through each vesting date.

Name	Number of RSUs	Remaining Vesting Schedule
Steve Bagdasarian	1,250	Vest on September 26, 2026
	2,475	Vest on June 6, 2026

(2)

Amounts in these columns reflect the market value of shares or units of stock reported in the preceding column that have not vested, computed based on the closing price of our Common Stock as reported on Nasdaq on December 31, 2025, which was $6.50 per share.

(3)

The awards reported in this column reflect the threshold number of PRSUs granted in 2022 to Mr. Carpenter and Ms. Curry, which become eligible to be earned based on achievement of certain stock-price hurdles subject to the named executive officer’s continued employment or service through the date of achievement of the applicable stock-price hurdle during the applicable performance period. The awards are reported at threshold because the threshold level of performance had not been achieved as of December 31, 2025. The following table sets forth the end of the applicable performance period for each award with respect to the number of PRSUs reflected in this column.

Name	Number of PRSUs	Performance Period End Date
Jon Carpenter	3,600	July 6, 2032
Mary Margaret Curry	990	July 6, 2032

(4)	Time-based stock option award granted under our 2018 Equity and Incentive Compensation Plan, as amended and restated (the “2018 Plan”) that vests and becomes exercisable on July 6, 2026.

(5)	Time-based stock option award granted under the 2018 Plan that vests and becomes exercisable on September 26, 2026.

Payments Upon Termination or Change in Control

The following discussion describes the arrangements applicable to our named executive officers relating to potential payments they could receive upon a termination of employment or a change in control.

Carpenter Change of Control and Severance Agreements

Mr. Carpenter is party to a change of control agreement and a severance agreement, as amended in connection with his appointment as our Chief Executive Officer in 2022 (the “Carpenter Agreements”). The Carpenter Agreements have a two-year initial term with automatic one-year renewals thereafter. In the event of a change of control, the severance agreement will expire and the change of control agreement will continue in effect through the longer of the date that is 12 months following the effective date of the change of control or the remainder of the term then in effect. The Carpenter Agreements provide that if we terminate Mr. Carpenter without “cause” or he resigns for “good reason” (each as described below), then, subject to compliance with certain post-employment covenants and execution and non-revocation of a release of claims in favor of the company, Mr. Carpenter would be eligible to receive (i) all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under our compensation plans, policies and arrangements (the “Accrued Amounts”); (ii) reimbursement of COBRA premiums (or an equivalent cash distribution if the severance period exceeds the permitted COBRA participation period) for 24 months; and (iii) the following severance payments, depending on the time of termination or resignation:

Time of Termination or Resignation
Severance Benefit	Prior to a Change of Control	On or Within 12 Months Following a Change of Control
Cash Severance	24 months of Mr. Carpenter’s annual base salary as in effect immediately prior to the termination date, paid over 24 months in accordance with our normal payroll practices.	24 months of Mr. Carpenter’s annual base salary as in effect immediately prior to the termination date (or, if greater, the change of control), paid 60 days following termination.

Current Year Short-Term Incentive Award	Pro-rata portion based on actual performance through the end of the applicable year, paid at the time short-term incentive awards are paid to other senior executives.	Pro-rata portion of the greater of (A) Mr. Carpenter’s target short- term incentive award for the year of termination and (B) the projected full-year short-term incentive award, paid 60 days following termination.

Time-Based Equity Acceleration	None.	Full acceleration.

Performance-Based Equity Acceleration	None (but see “Carpenter Equity Awards” below).	Acceleration as to the greater of (A) the target number of shares subject to the applicable equity award or (B) if 50% of the performance period has elapsed, the projected number of shares that would have been earned through the end of the performance period (but see “Carpenter Equity Awards” below).

Under the Carpenter Agreements:

•

“cause” is generally defined as Mr. Carpenter’s indictment, plea of nolo contendere or conviction of any felony or any crime involving dishonesty; material breach of duties or a company policy (that is not cured by Mr. Carpenter within 30 days following written notice); or commission of any act of dishonesty, embezzlement, theft, fraud or misconduct with respect to the company, any of which in the good faith and reasonable determination of the Board or the Compensation Committee is materially detrimental to the company, its business or its reputation;

•

“change of control” is generally defined as the occurrence of (i) a change in ownership of the company pursuant to the acquisition by any one person or any persons acting as a group of a number of shares of the company’s stock that, together with the stock already held by such person, represents more than 50% of the total voting power of the company’s stock (other than an acquisition of stock of the company as a result of a private financing that is approved by the Board), (ii) a change in the effective control of the company due to the majority of the members of the Board being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iii) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any person acquires (or has acquired during the 12-month period preceding such acquisition) assets from the company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the company’s assets immediately prior to such acquisition (determined without regard to any liabilities associated with such assets); and

•

“good reason” is defined as Mr. Carpenter’s termination of employment within 90 days after a specified cure period following the occurrence of one or more of the following: (i) a material diminution in Mr. Carpenter’s base compensation (unless done for all of our senior-level executives) or (ii) a relocation of Mr. Carpenter’s primary workplace of over 50 miles.

Termination will not be considered for “good reason” if the compensation is subject to any clawback provisions, or if the executive’s termination is related in certain instances to the intentional and reckless conduct of the executive.

In the event that the payments or benefits under the Carpenter Agreements (i) would constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would subject Mr. Carpenter to the excise tax imposed by Section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for Mr. Carpenter, the payments shall either be: (a) reduced to the level at which no excise tax applies or (b) paid in full, which would subject Mr. Carpenter to the excise tax.

Carpenter Equity Awards

In connection with his appointment as our Chief Executive Officer in 2022, Mr. Carpenter received one-time equity grants as follows: (i) 20,000 PRSUs, which have the opportunity to vest quarterly from the date of grant (July 6, 2022) through the 10th anniversary of the date of grant or an earlier change of control of the company, subject to and in accordance with the achievement of certain stock-price hurdles (ranging from $34.00 to $102.01 per share) on or prior to such date; and (ii) options to purchase 25,000 shares of Common Stock, with a per-share exercise price equal to $50.00, which vest in equal annual installments on July 6, 2023, 2024, 2025 and 2026. Each of these award agreements provides for certain treatment upon a qualifying termination of service and/or change of control. The award agreement evidencing the grant of PRSUs to Mr. Carpenter provides that (a) if we terminate Mr. Carpenter’s service without cause or if Mr. Carpenter resigns or terminates as a result of death or disability (as defined in the Carpenter Agreements), the PRSUs will become vested based on actual achievement of the stock-price hurdles during the period beginning on the most recent vesting date preceding the date of termination and ending on the date of such termination, and (b) if a change of control occurs, the PRSUs will become vested by applying the per-share price paid in connection with the change of control as the stock-price hurdle for purposes of determining attainment of performance goals. With respect to the option grant, if Mr. Carpenter’s service with the company is terminated by the company without cause or by Mr. Carpenter for good reason (each as defined in the Carpenter Agreements), in either case within 12 months following a change of control, then subject to Mr. Carpenter’s timely execution of a release of claims in favor of the company, any unvested portion of the options will fully vest upon such termination and Mr. Carpenter will have 90 days thereafter (or until the options’ 10-year expiration date, if earlier) to exercise any vested options.

Bagdasarian Change of Control and Severance Agreements

Mr. Bagdasarian is party to a change of control agreement and a severance agreement entered into in connection with his appointment as our Chief Commercial Officer in 2023 (the “Bagdasarian Agreements”). The Bagdasarian Agreements have a two-year initial term with automatic one-year renewals thereafter. In the event of a change of control, the severance agreement will expire and the change of control agreement will continue in effect through the longer of the date that is 12 months following the effective date of the change of control or the remainder of the term then in effect. The Bagdasarian Agreements provide that if we terminate Mr. Bagdasarian without “cause” or he resigns for “good reason” (each as described under the Carpenter Agreements, above), then, subject to compliance with certain post-employment covenants and execution and non-revocation of a release of claims in favor of the company, Mr. Bagdasarian would be eligible to receive (i) all Accrued Amounts; (ii) reimbursement of COBRA premiums (or an equivalent cash distribution if the severance period exceeds the permitted COBRA participation period) for 12 months; and (iii) the following severance payments, depending on the time of termination or resignation:

Time of Termination or Resignation
Severance Benefit	Prior to a Change of Control	On or Within 12 Months Following a Change of Control
Cash Severance	12 months of Mr. Bagdasarian’s annual base salary as in effect immediately prior to the termination date, paid over 12 months in accordance with our normal payroll practices.	12 months of Mr. Bagdasarian’s annual base salary as in effect immediately prior to the termination date (or, if greater, the change of control), paid 60 days following termination.

Current Year Short-Term Incentive Award	Pro-rata portion based on actual performance through the end of the applicable year, paid at the time short-term incentive awards are paid to other senior executives.	Pro-rata portion of the greater of (A) Mr. Bagdasarian’s target short-term incentive award for the year of termination and (B) the projected full-year short-term incentive award, paid 60 days following termination.

Time-Based Equity Acceleration	None.	Full acceleration.

Performance-Based Equity Acceleration	None.	Acceleration as to the greater of (A) the target number of shares subject to the applicable equity award or (B) if 50% of the performance period has elapsed, the projected number of shares that would have been earned through the end of the performance period.

In the event that the payments or benefits under the Bagdasarian Agreements (i) would constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would subject Mr. Bagdasarian to the excise tax imposed by Section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for Mr. Bagdasarian, the payments shall either be:

(a) reduced to the level at which no excise tax applies or (b) paid in full, which would subject Mr. Bagdasarian to the excise tax.

Bagdasarian Equity Awards

Mr. Bagdasarian’s outstanding equity awards do not provide for different vesting terms upon a termination of employment or change of control from those provided under the Bagdasarian Agreements. Mr. Bagdasarian’s equity awards that are subject to the Bagdasarian Agreements are as follows: (i) 5,000 RSUs, which vest in equal annual installments on September 26, 2023, 2024, 2025 and 2026; (ii) 7,425 RSUs, which vest in equal annual installments on June 6, 2024, 2025 and 2026; and (iii) options to purchase 6,400 shares of Common Stock, with a per-share exercise price equal to $50.00, which vest in equal annual installments on September 26, 2023, 2024, 2025 and 2026.

Curry Change of Control and Severance Agreements

Ms. Curry is party to a change of control agreement and a severance agreement entered into in connection with her appointment as our Chief Financial Officer in 2022 (the “Curry Agreements”). The Curry Agreements have a two-year initial term with automatic one-year renewals thereafter. In the event of a change of control, the severance agreement will expire and the change of control agreement will continue in effect through the longer of the date that is 12 months following the effective date of the change of control or the remainder of the term then in effect. The Curry Agreements provide that if we terminate Ms. Curry without “cause” or she resigns for “good reason” (each as described under the Carpenter Agreements, above), then, subject to compliance with certain post-employment covenants and execution and non-revocation of a release of claims in favor of the company, Ms. Curry would be eligible to receive (i) all Accrued Amounts; (ii) reimbursement of COBRA premiums (or an equivalent cash distribution if the severance period exceeds the permitted COBRA participation period) for 15 months; and (iii) the following severance payments, depending on the time of termination or resignation:

Time of Termination or Resignation
Severance Benefit	Prior to a Change of Control	On or Within 12 Months Following a Change of Control

Cash Severance	15 months of Ms. Curry’s annual base salary as in effect immediately prior to the termination date, paid over 15 months in accordance with our normal payroll practices.	15 months of Ms. Curry’s annual base salary as in effect immediately prior to the termination date (or, if greater, the change of control), paid 60 days following termination.

Current Year Short-Term Incentive Award	Pro-rata portion based on actual performance through the end of the applicable year, paid at the time short-term incentive awards are paid to other senior executives.	Pro-rata portion of the greater of (A) Ms. Curry’s target short- term incentive award for the year of termination and (B) the projected full-year short-term incentive award, paid 60 days following termination.

Time-Based Equity Acceleration	None.	Full acceleration.

Performance-Based Equity Acceleration	None (but see “Curry Equity Awards” below).	Acceleration as to the greater of (A) the target number of shares subject to the applicable equity award or (B) if 50% of the performance period has elapsed, the projected number of shares that would have been earned through the end of the performance period (but see “Curry Equity Awards” below).

In the event that the payments or benefits under the Curry Agreements (i) would constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would subject Ms. Curry to the excise tax imposed by Section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for Ms. Curry, the payments shall either be: (a) reduced to the level at which no excise tax applies or (b) paid in full, which would subject Ms. Curry to the excise tax.

Curry Equity Awards

In connection with her appointment as our Chief Financial Officer in 2022, Ms. Curry received one-time equity grants as follows: (i) 5,500 PRSUs, which will have the opportunity to vest quarterly from the date of grant (July 6, 2022) through the 10th anniversary of the date of grant or an earlier change of control of the company, subject to and in accordance with the achievement of certain stock-price hurdles (ranging from $34.00 to $102.01 per share) on or prior to such date; and (ii) options to purchase 8,000 shares of Common Stock, with a per-share exercise price equal to $50.00, which vest in equal annual installments on July 6, 2023, 2024, 2025 and 2026. Each of these award agreements provides for certain treatment upon a qualifying termination of service and/or change of control. The award agreement evidencing the grant of PRSUs to Ms. Curry provides that (a) if we terminate Ms. Curry’s service without cause or if Ms. Curry resigns or terminates as a result of death or disability (as defined in the Curry Agreements), the PRSUs will become vested based on actual achievement of the stock-price hurdles during the period beginning on the most recent vesting date preceding the date of termination and ending on the date of such termination, and (b) if a change of control occurs, the PRSUs will become vested by applying the per-share price paid in connection with the change of control as the stock-price hurdle for purposes of determining attainment of performance goals. With respect to the option grant, if Ms. Curry’s service with the company is terminated by the company without cause or by Ms. Curry for good reason (each as defined in the Curry Agreements), in either case within 12 months following a change of control, then subject to Ms. Curry’s timely execution of a release of claims in favor of the company, any unvested portion of the options will fully vest upon such termination and Ms. Curry will have 90 days thereafter (or until the options’ 10-year expiration date, if earlier) to exercise any vested options.

Pay Versus Performance
As required by Item 402(v) of
Regulation S-K,
we are providing the following information regarding the relationship between executive compensation and the company’s financial performance for each of the three years in the period ended December 31, 2025. As indicated above, we are permitted to report as a “smaller reporting company” under SEC rules. Accordingly, we have not included a tabular list of financial performance measures, and the table below (i) only includes the requisite information for three years, (ii) does not include information with respect to peer total stockholder return (“TSR”), and (iii) does not include a column for a Company-Selected Measure as defined in Item 402(v) of
Regulation S-K.
In accordance with applicable SEC rules, the adjustments described and quantified below were made to the values reported in the Summary Compensation Table to determine the “actual” compensation paid to our principal executive officer (“PEO”) and the average “actual” compensation paid to our other named executive officers (“NEOs”).
The following table summarizes compensation values reported in the Summary Compensation Table for our PEO and the average for our other NEOs, as compared to “compensation actually paid” and the company’s financial performance for the years ended December 31, 2025, 2024 and 2023:

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (1) (2)	Value of Initial Fixed $100 Investment Based on TSR	Net Income (Loss) (in thousands)
2025	$1,324,956	$1,338,485	$823,827	$826,332	$28.02	($10,004)
2024	$651,557	$291,011	$489,577	$379,647	$25.17	($60,248)
2023	$854,199	$494,040	$607,563	$577,636	$71.98	($79,361)

(1)	The PEO reflected in the table is Jon Carpenter. The non-PEO NEOs reflected in the table for each of 2025, 2024 and 2023 are as follows:
2025: Mary Margaret Curry and Steve Bagdasarian
2024: Mary Margaret Curry and Steve Bagdasarian
2023: David Algranati and Steve Bagdasarian

(2)
The company deducted from and added to the Summary Compensation Table total compensation the following amounts to calculate compensation actually paid in accordance with Item 402(v) of Regulation
S-K
as disclosed in the table above for our PEO and
non-PEO
NEOs in 2025. Because the company’s NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans.

2025
PEO SUMMARY COMPENSATION TABLE TOTAL	$1,324,956
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	—
Fair value at year end of equity awards granted during the year	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	$15,156
Change in fair value of equity awards granted in current year that vested during the year	—
Change in fair value of equity awards granted in prior years that vested during the year	$(1,627)
Equity awards granted in prior years that were forfeited during the year	—
Dividends or other earnings paid on equity awards during the year	—

Total Equity Award Related Adjustments	$13,529

COMPENSATION ACTUALLY PAID TOTAL	$1,338,485

2025
NON-PEO NEOS SUMMARY COMPENSATION TABLE TOTAL	$823,827
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	—
Fair value at year end of equity awards granted during the year	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	$3,474
Change in fair value of equity awards granted in current year that vested during the year	—
Change in fair value of equity awards granted in prior years that vested during the year	$(970)
Equity awards granted in prior years that were forfeited during the year	—
Dividends or other earnings paid on equity awards during the year	—

Total Equity Award Related Adjustments	$2,504

COMPENSATION ACTUALLY PAID TOTAL	$826,332

Narrative Disclosure to Pay Versus Performance Table
The illustrations below provide a graphical description of the relationship between compensation actually paid (“CAP”) and the following measures:

•	the company’s cumulative TSR; and

•	the company’s net income (loss).
CAP and Company Cumulative TSR

CAP and Company Net Income (Loss)

Policies and Practices Related to the Timing of Grants of Certain Equity Awards
We have not recently granted stock options or stock appreciation rights (“SARs”) as part of our equity compensation programs, with the last such grants occurring in 2022. As such, we do not maintain a formal policy regarding the timing of stock option or SAR awards. During 2025, while we did not grant any stock options or SARs, we did not time the disclosure of material nonpublic information for the purpose of affecting the value of other types of awards or executive compensation.
During 2025, we did not grant any equity awards to our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Parties

Various Comscore policies and procedures, including our Code of Business Conduct and Ethics and annual questionnaires completed by our directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. In addition, our Board has adopted a written policy and procedures for the review and approval of transactions in which the company is a participant, the amount involved exceeds $120,000, and one of our directors, director nominees, executive officers, or a holder of more than 5.0% of our Common Stock or Series C Preferred Stock, including any of their immediate family members and any entity owned or controlled by such persons (collectively, “related parties”), has or will have a direct or indirect material interest.

If any related party proposes to enter into any such transaction (a “related party transaction”), our Audit Committee will consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related party; the approximate dollar value of the amount involved in the transaction and the dollar value of such related person’s direct or indirect interest in the transaction; whether the transaction was undertaken in the ordinary course of business of the company; whether the transaction is proposed to be entered into on terms no less favorable to the company than those reached with an unrelated third party; whether any alternative transactions or sources for comparable services or products are available; the purpose of the transaction and potential benefits, or potential risks or costs, to the company; whether the transaction is in the best interests of the company; any required public disclosure of the transaction; whether the transaction presents an improper conflict of interest for any company officer or director; in the event the related party is a director or nominee for director (or immediate family member of a director or nominee or an entity with which a director or nominee is affiliated), the impact that the transaction would have on that director’s or nominee’s independence; and any other information regarding the transaction that would be material to investors in light of the circumstances of such transaction.

Following such consideration and review, if deemed appropriate, the disinterested members of the Audit Committee will approve the related party transaction (except that, if the transaction is proposed to be, or was, entered into on terms less favorable to the company than terms that could have been reached with an unrelated third party, approval will be obtained by unanimous approval of the disinterested members of the Board). A related party transaction will not be approved if the transaction would render a director no longer independent and would cause less than a majority of the Board to meet our director independence requirements. Whenever practicable, the reporting, review and approval will occur prior to entry into the related party transaction. If advance review is not practicable, our Audit Committee may ratify the related party transaction.

Transactions with Related Parties

Other than compensation disclosed under “Director Compensation” or “Executive Compensation” in this proxy statement and the transactions described below, we believe there were no other related party transactions (as defined above) during the years ended December 31, 2025 and December 31, 2024.

Transactions with WPP plc

Throughout 2024 and 2025 until the closing of our recapitalization transaction on December 29, 2025, based on public filings, WPP plc (“WPP”) and its affiliates owned more than 5% of our outstanding Common Stock. In the normal course of business, we provide WPP and its affiliates with services amongst our different product lines and receive services from WPP and its affiliates supporting our data collection efforts. In 2025, our transactions with WPP and its affiliates resulted in approximately $7.0 million of revenue and $10.4 million of expense. In 2024, our transactions with WPP and its affiliates resulted in approximately $7.0 million of revenue and $8.8 million of expense. Following the recapitalization transaction, WPP no longer owns more than 5% of our outstanding Common Stock.

Transactions with Charter Communications

On March 10, 2021, we entered into a Data License Agreement with Charter Communications Operating, LLC, an affiliate of Charter. In addition to the Data License Agreement, we also provide Charter and its affiliates with services amongst our different product lines. In 2025, our commercial transactions with Charter and its affiliates resulted in approximately $2.0 million of revenue and $13.5 million of expense. In 2024, our commercial transactions with Charter and its affiliates resulted in approximately $2.0 million of revenue and $21.7 million of expense.

Transactions with Qurate Retail, Inc.

Mr. Wendling served as an executive officer of Qurate Retail, Inc. (“Qurate”) from January 2020 until March 2025. In 2025 and 2024, we recognized revenue of approximately $0.6 million and $0.9 million, respectively, from transactions with Qurate and its affiliates in the normal course of business.

Transactions with Pelmorex Corp.

Dr. Banerjee served as an executive officer of Pelmorex Corp. (“Pelmorex”) from April 2023 until January 2025. In 2025 and 2024, we recognized revenue of approximately $0.3 million and $0.4 million, respectively, from transactions with Pelmorex and its affiliates in the normal course of business.

Preferred Stock Transactions

Charter, Liberty and Pine (the “Investors”) each own 33.3% of our outstanding Series C Preferred Stock. As of March 31, 2026, based on public filings, Pine also owned approximately 22.6% of our outstanding Common Stock, and Charter and Liberty each owned approximately 21.9% of our outstanding Common Stock.

Under the Certificate of Designations of our former Series B Preferred Stock (the “Series B COD”), the Investors were entitled to a cumulative dividend at the rate of 7.5% per annum, payable annually in arrears and subject to increase under certain circumstances. At our annual meeting in 2023, our stockholders approved proposals permitting the payment of annual dividends on the Series B Preferred Stock in the form of cash, shares of Common Stock, additional shares of Series B Preferred Stock or a combination thereof, subject to conditions set forth in the Series B COD.

As previously disclosed, each Investor temporarily waived until July 31, 2024 its right to receive annual dividends for the dividend periods ended in 2023 and 2024 (collectively, the “2023 and 2024 dividends”). Pursuant to the waivers and the Series B COD, the 2023 and 2024 dividends continued to accrue and accumulate at a rate of 9.5% per annum during the temporary waiver period. On July 24, 2024, we issued an aggregate of 13.3 million additional shares of Series B Preferred Stock to the Investors in exchange for (a) permanent waivers of their right to receive the 2023 and 2024 dividends (totaling $32.8 million) and (b) each Investor’s entry into an Amended and Restated Stockholders Agreement. The additional shares of Series B Preferred Stock had the same terms and conditions as the Series B Preferred Stock previously issued by the company.

On June 24, 2025, each Investor temporarily waived its right to receive on June 30, 2025 the annual dividends otherwise payable on that date. Pursuant to the waivers and the Series B COD, the deferred dividends continued to accrue and accumulate at a rate of 9.5% per year until they were extinguished as part of the recapitalization transaction described below.

On December 29, 2025, as part of the recapitalization transaction, each Investor exchanged its 31.9 million shares of Series B Preferred Stock for (i) 4.2 million shares of new Series C Preferred Stock and (ii) 3.3 million shares of Common Stock (the “Exchange Common Stock”). Additionally, we agreed to make a fixed cash payment of $2.0 million to each Investor on June 30, 2028, regardless of whether the Investor continues to own any securities of the company on the payment date. We also entered into the following agreements with the Investors in connection with the recapitalization transaction.

Stockholders Agreement

On December 29, 2025, we entered into a Second Amended and Restated Stockholders Agreement (the “SHA”) with the Investors. Under the SHA, we were obligated to take all necessary action to ensure that the Board and certain committees thereof consisted of the individuals set forth in the SHA, including the applicable designees of each Investor, upon the closing of the recapitalization transaction. Currently, the Board consists of seven total directors: one designee of each Investor, one Additional Director (as defined below), and three directors who are not (a) a designee of any Investor or (b) for so long as the Investors have the ability to designate at least one director pursuant to the SHA, an individual who is an affiliate of such Investors (the “Unaffiliated Directors”), including the chief executive officer of the company.

The SHA provides that the company shall not increase or decrease the size of the Board without the prior approval of a majority of the Unaffiliated Directors serving on the Board as of such time. We are also obligated to take all necessary action to cause the Board to (a) appoint or nominate an Unaffiliated Director for election to fill any vacancy created by (i) the death, disability, resignation or removal of an Unaffiliated Director or (ii) an increase in the size of the Board and (b) maintain a percentage of Unaffiliated Directors serving on the Board that is no less than the percentage of Unaffiliated Directors serving on the Board as of December 29, 2025.

Under the SHA, we are obligated to take all necessary action to cause the Board to nominate for election that number of individuals designated by an Investor that, if elected, would result in one designee of such Investor serving on the Board until such time as the Investor beneficially owns Voting Stock (as defined in the SHA) representing less than 7.5% of the outstanding shares of Common Stock (on an as-converted basis), after which time the Investor will no longer have any rights to designate an individual to serve on the Board.

Under the SHA, we are also obligated to take all necessary action to (i) cause the Board to nominate for election that number of individuals nominated by the Investors (or to the extent that any Investor no longer owns Voting Stock representing at least 7.5% of the outstanding shares of Common Stock (on an as-converted basis), only the Investors that continue to hold Voting Stock representing at least 7.5% of the outstanding shares of Common Stock) that, if elected, would result in one additional director (the “Additional Director”) serving on the Board and (ii) unless otherwise agreed, cause the Board to designate the Additional Director as the Chairman of the Board, in each case until such time as the Investors beneficially own Voting Stock representing (in the aggregate) less than 22.5% of the outstanding shares of Common Stock (on an as-converted basis).

Pursuant to the SHA, if one of the Investors (the “Buying Investor”) acquires from one of the other Investors (the “Selling Investor”) 100% of the shares of (a) Series C Preferred Stock (or Common Stock issued or issuable in respect of such Series C Preferred Stock) and (b) Exchange Common Stock, in each case, held by such Selling Investor as of December 29, 2025, the Selling Investor will be obligated to take all necessary action to cause its designated director to resign, and we will be obligated to take all necessary action to cause the Board to appoint one additional person designated by the Buying Investor to fill the newly created vacancy until such time as the Buying Investor beneficially owns a number of shares of Voting Stock (disregarding the shares of Voting Stock beneficially owned by the Buying Investor immediately prior to such transaction) representing less than 7.5% of the outstanding shares of Common Stock (on an as-converted basis). In no event, however, shall an Investor be entitled to designate or nominate a number of directors that would constitute a majority of the Board.

Pursuant to the SHA and subject to customary exceptions, each Investor agreed not to Transfer (as defined in the SHA) (a) any shares of Exchange Common Stock for a period of six months following the recapitalization closing date or (b) any shares of Common Stock issued upon voluntary conversion of Series C Preferred Stock for a period of six months following the applicable conversion date, in each case, unless the per-share price paid in connection with the Transfer equals or exceeds $12.50.

Pursuant to the SHA, until such time as an Investor beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), such Investor is subject to customary standstill restrictions, in accordance with which the Investor and its affiliates have agreed not to, among other things and subject to exceptions set forth in the SHA: (a) acquire any equity securities of the company such that after such acquisition the Investor and its affiliates (or any direct or indirect parent of such Investor) would beneficially own more than 49.99% of the outstanding shares of Common Stock (on an as-converted basis), (b) publicly seek or encourage any offer or proposal for a merger or similar transaction involving the company, or (c) make, or in any way participate in, any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the Exchange Act) to vote any Voting Stock of the company or its subsidiaries, or call or seek to call a meeting of our stockholders or initiate any stockholder proposal for action by our stockholders or seek the removal of any director of the Board.

Pursuant to the SHA, in the event that an Investor contemplates Transferring any shares of Series C Preferred Stock or Common Stock to another Person (as defined in the SHA), the other Investors each have a right of first refusal to purchase any or all of their respective pro rata portions of such shares of Series C Preferred Stock or Common Stock, subject to exceptions set forth in the SHA. Additionally, if we contemplate the sale or other disposition of any patents, Charter has a right of first offer and a right of first refusal to acquire such patents, on the terms and subject to exceptions set forth in the SHA.

Under the SHA, the prior written consent of each Investor is required for the company to effect or validate certain enumerated actions for so long as such Investor beneficially owns Voting Stock representing at least 10% of the outstanding shares of Common Stock (on an as-converted basis).

The SHA will terminate with respect to any particular Investor upon the mutual agreement in writing among the company and such Investor. The SHA will terminate automatically as to any particular Investor and certain transferees at such time as such Investor no longer beneficially owns at least 5% of the outstanding shares of Common Stock (on an as-converted basis).

Amendment to Registration Rights Agreement

On December 29, 2025, we amended the Registration Rights Agreement, dated as of March 10, 2021, between the company and the Investors (the “RRA”). Under the RRA, as amended, we are obligated to file a registration statement registering the sale or distribution of shares of Series C Preferred Stock and Common Stock held by the Investors, including any Common Stock issued upon conversion of the Series C Preferred Stock and any other securities issued or issuable with respect to any such shares of Series C Preferred Stock or Common Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (the “Registrable Securities”). We intend to file this registration statement in 2026. In addition, pursuant to the RRA, the Investors have the right to require the company, subject to certain limitations, to effect a sale of any or all of their Registrable Securities by means of an underwritten offering or an underwritten block trade or bought deal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock and Series C Preferred Stock as of April 20, 2026, by:

•	each beneficial owner of more than 5% of the outstanding shares of our Common Stock or Series C Preferred Stock;

•	each of our current directors and director nominees;

•	each of our named executive officers for 2025; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the Common Stock and Series C Preferred Stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock and Series C Preferred Stock subject to options or other rights held by that person that are currently exercisable or exercisable within 60 days of April 20, 2026 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. For example, the Common Stock “percentage of class outstanding” shown below for each holder of our Series C Preferred Stock assumes the conversion of such holder’s shares of Series C Preferred Stock to Common Stock as of April 20, 2026, but does not assume the conversion of the other holders’ shares of Series C Preferred Stock to Common Stock, resulting in Common Stock ownership percentages below that exceed the holders’ ownership percentages on a fully converted basis. On a fully converted basis, each holder’s Series C Preferred Stock would equate to approximately 15.2% of our Common Stock as of April 20, 2026.

Unless otherwise indicated, these shares do not include any stock awards, stock units or options granted after April 20, 2026. As of April 20, 2026, a total of 15,056,233 shares of our Common Stock and 12,670,863 shares of our Series C Preferred Stock were outstanding. Except as otherwise indicated, the address of each person in this table is c/o Comscore, 11950 Democracy Drive, Suite 600, Reston, Virginia 20190.

	Common Stock		Series C Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Outstanding	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Outstanding
5% or Greater Stockholders:
Cerberus Capital Management, L.P. (2)	7,628,953	39.6%	4,223,621	33.3%
Charter Communications, Inc. (3)	7,580,235	39.2%	4,223,621	33.3%
Liberty Broadband Corporation (4)	7,510,446	39.0%	4,223,621	33.3%

	Common Stock		Series C Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Outstanding	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Outstanding
Directors, Director Nominees and NEOs:
Bob Davenport, Director (5)	—	—	—	—
David Kline, Director (6)	—	—	—	—
Bill Livek, Director (7)	212,473	1.4%	—	—
Matt McLaughlin, Director (8)	145,739	*	—	—
Jeff Murphy, Director (9)	—	—	—	—
Brian Wendling, Director (10)	42,507	*	—	—
Jon Carpenter, Chief Executive Officer and Director (11)	42,898	*	—	—
Steve Bagdasarian, Chief Commercial Officer (12)	13,340	*	—	—
Mary Margaret Curry, Chief Financial Officer and Treasurer (13)	7,843	*	—	—
All directors and executive officers as a group (10 persons) (14)	477,755	3.1%	—	—

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)

The information provided in this table is based on company records, information supplied to us by our directors, executive officers and principal stockholders and information contained in Schedules 13D and 13G and Forms 4 filed with the SEC.

(2)

This information is derived in part from the Schedule 13D/A filed with the SEC on December 31, 2025. Cerberus Capital Management, L.P. and Pine have sole voting and dispositive power for 4,223,621 shares of Series C Preferred Stock, convertible at any time at the option of the holder into shares of Common Stock (shown on an as-converted basis as of April 20, 2026). Also reported are (i) 3,400,332 shares of outstanding Common Stock and (ii) 5,000 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026. These RSUs are held by Mr. Davenport, who has assigned his rights and interests to Cerberus Capital Management, L.P. The address for Cerberus Capital Management, L.P. is 875 Third Avenue, 11th Floor, New York, NY 10022.

(3)

This information is derived in part from the Schedule 13D/A filed with the SEC on December 31, 2025. Charter Communications, Inc., CCH II, LLC, Charter Communications Holdings, LLC, Spectrum Management Holding Company, LLC, and Charter Communications Holding Company, LLC (“Charter”) have shared voting and dispositive power for 4,223,621 shares of Series C Preferred Stock, convertible at any time at the option of the holder into shares of Common Stock (shown on an as-converted basis as of April 20, 2026). Also reported are (i) 3,295,183 shares of outstanding Common Stock, (ii) 41,431 shares of Common Stock subject to vested, deferred stock units that are scheduled to be settled on the earlier of the holder’s separation from service or a change in control of the company, and (iii) 20,000 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026. These deferred stock units and RSUs are held by Mr. Kline and Mr. Murphy, who have assigned their rights and interests to Charter. The address for Charter Communications, Inc., CCH II, LLC, Charter Communications Holdings, LLC, Spectrum Management Holding Company, LLC and Charter is 400 Washington Blvd., Stamford, CT 06902.

(4)

This information is derived in part from the Schedule 13D/A filed with the SEC on December 31, 2025. Liberty Broadband Corporation has sole voting and dispositive power for 4,223,621 shares of Series C Preferred Stock, convertible at any time at the option of the holder into shares of Common Stock (shown on an as-converted basis as of April 20, 2026). Also reported are 3,286,825 shares of outstanding Common Stock. The address for Liberty Broadband Corporation is 12300 Liberty Boulevard, Englewood, Colorado 80112.

(5)	Excludes 5,000 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026. Mr. Davenport has assigned his rights and interests in these RSUs to Cerberus.

(6)

Excludes (i) 28,007 shares of Common Stock subject to vested, deferred stock units that are scheduled to be settled on the earlier of Mr. Kline’s separation from service or a change in control of the company; and (ii) 10,000 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026. Mr. Kline has assigned his rights and interests in these deferred stock units and RSUs to Charter.

(7)

Includes (i) 27,071 shares of Common Stock subject to vested, deferred stock units that are scheduled to be settled on the earlier of Mr. Livek’s separation from service or a change in control of the company; (ii) 10,000 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026, and (iii) 15,000 shares of Common Stock subject to options that are currently exercisable.

(8)

Includes (i) 10,739 shares of Common Stock subject to vested, deferred stock units that are scheduled to be settled on the earlier of Mr. McLaughlin’s separation from service or a change in control of the company; and (ii) 10,000 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026.

(9)

Excludes (i) 13,424 shares of Common Stock subject to vested, deferred stock units that are scheduled to be settled on the earlier of Mr. Murphy’s separation from service or a change in control of the company; and (ii) 10,000 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026. Mr. Murphy has assigned his rights and interests in these deferred stock units and RSUs to Charter.

(10)

Includes (i) 28,007 shares of Common Stock subject to vested, deferred stock units that are scheduled to be settled on the earlier of Mr. Wendling’s separation from service or a change in control of the company; and (ii) 10,000 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026.

(11)

Includes (i) 22,598 shares of Common Stock subject to vested, deferred stock units that are scheduled to be settled on the earlier of Mr. Carpenter’s separation from service or a change in control of the company; and (ii) 18,750 shares of Common Stock subject to options that are currently exercisable.

(12)

Includes (i) 4,800 shares of Common Stock subject to options that are currently exercisable; and (ii) 2,475 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026.

(13)	Includes 6,000 shares of Common Stock subject to options that are currently exercisable.

(14)

Includes (i) 88,415 shares of Common Stock subject to vested, deferred stock units that are scheduled to be settled as described above; (ii) 57,505 shares of Common Stock subject to options that are currently exercisable; and (iii) 32,475 shares of Common Stock subject to RSUs that are scheduled to vest within 60 days of April 20, 2026.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees and Services

The following table sets forth a summary of the fees billed to us by Deloitte for professional services for the fiscal years ended December 31, 2025 and 2024. Audit-related fees in 2024 were for services in connection with foreign statutory audits and our registration statement on Form S-8. Other fees were for an accounting research tool subscription.

Name	2025	2024
	(In thousands)
Audit Fees	$1,352	$1,780
Audit-Related Fees	—	50
Tax Fees	—	—
All Other Fees	2	2

Total Fees	$1,354	$1,832

All of the services described in the fee tables above were approved by the Audit Committee. The Audit Committee meets regularly with the independent auditor and reviews both audit and non-audit services performed by Deloitte as well as fees charged for such services. The Audit Committee has determined that the provision of the services described above is compatible with maintaining Deloitte’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted, and our Board has approved, procedures and conditions pursuant to which services proposed to be performed by our independent auditors should be pre-approved. Such procedures and conditions are set forth in the Audit Committee’s charter. The Audit Committee has further delegated pre-approval authority to its chairman for certain services other than the annual audit and quarterly reviews performed by Deloitte. The chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related and other services rendered by Deloitte in its capacity as our independent auditor for 2025 and 2024.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of “independent” directors, as determined in accordance with applicable Nasdaq standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates pursuant to a written charter adopted by the Board, a copy of which is available under “Corporate Governance” on the Investor Relations section of our website at www.comscore.com.

As described more fully in its charter, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the company and the audits of the financial statements of the company. Company management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board of Directors for 2025.

The Audit Committee has:

•	reviewed and discussed the company’s audited financial statements with management and Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm for 2025;

•	discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

In addition, the Audit Committee has met separately with company management and with Deloitte.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2025 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

AUDIT COMMITTEE

Matt McLaughlin

David Kline

Jeff Murphy

The foregoing Audit Committee report is made by the current directors who were members of the Audit Committee at the time the company’s 2025 Annual Report on Form 10-K was approved, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

PROPOSALS TO BE VOTED ON

Proposal No. 1 – Election of Directors

Our stockholders are being asked to elect the two nominees named in this proxy statement as Class I directors to serve for terms expiring at our 2029 annual meeting of stockholders, to hold office until their respective successors have been duly elected and qualified.

Our Nominating and Governance Committee recommended, and our Board has nominated, David Kline and Brian Wendling for election at the 2026 Annual Meeting. Both of the nominees are currently directors of the company. Both have agreed to be named in this proxy statement and to serve if elected, and we have no reason to believe that either nominee will be unable or unwilling to serve.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board unless the proxy is marked in such a manner so as to withhold authority to vote. If any nominee is unable or unexpectedly declines to serve as a director, the Board may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominee, leaving a vacancy that the Board may fill at a later date. Proxies cannot be voted for more than the two named nominees.

The section of this proxy statement titled “Directors, Director Nominees, Executive Officers and Corporate Governance – Directors, Director Nominees and Executive Officers” contains more information about the experience, qualifications, attributes and skills that caused our Nominating and Governance Committee and our Board to determine that these nominees should serve as directors of Comscore.

Required Vote

Directors are elected by a plurality of the votes cast by the shares of capital stock present in person or represented by proxy at the 2026 Annual Meeting and entitled to vote on the election of directors. The nominees for director receiving the highest number of affirmative “FOR” votes with respect to each class shall be elected as directors. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE-MENTIONED NOMINEES AS DIRECTORS PURSUANT TO PROPOSAL NO. 1.

Proposal No. 2 – Advisory Vote to Approve Named Executive Officer Compensation

We are seeking the advisory, non-binding approval of our stockholders with respect to the compensation paid to our named executive officers as disclosed in this proxy statement.

Our executive compensation programs are designed to align our executive officers’ interests with those of our stockholders, promote the achievement of our financial, strategic and operating objectives, attract and retain top talent, and prioritize a strong, ethical corporate culture. We seek to motivate and reward our executive officers for achievement of positive business results and to promote and enforce accountability. Our Board and Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders “FOR” the resolution approving the compensation of our executives as disclosed in this proxy statement. We value input from our stockholders, and we regularly consider investor feedback in evaluating our executive compensation programs.

This proposal gives you, as a stockholder, the opportunity to express your views on the compensation of our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC that apply to smaller reporting companies, including the compensation tables and related narrative discussion included in this proxy statement, is hereby APPROVED.”

Required Vote

You may vote for or against this Proposal No. 2, or you may abstain. Approval of this proposal requires the affirmative vote (“FOR”) of a majority of the shares present or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory, it will not be binding upon our Board. However, our Board and Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating our executive compensation programs.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2026.

Deloitte has served as our independent audit firm since 2017 and audited our financial statements for the fiscal year ended December 31, 2025. For more information about services Deloitte provided to us, as well as our procedures for approving such services, see the section of this proxy statement titled “Principal Accountant Fees and Services.” A representative of Deloitte is expected to be present at our 2026 Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. Our Board is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain the firm; however, the Audit Committee may, in its discretion, continue to retain Deloitte. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Required Vote

The affirmative vote (“FOR”) of a majority of the shares present or represented by proxy at the 2026 Annual Meeting and entitled to vote is required to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2026. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

Proposal No. 4 – Approval of an Amendment to the comScore, Inc. 2018 Equity and Incentive Compensation Plan (as Amended and Restated Effective as of July 9, 2020)

Overview

The use of equity-based awards under our 2018 Equity and Incentive Compensation Plan (the “2018 Plan”) has been a key component of our compensation program. The ability to grant equity-based awards is critical to attracting and retaining highly qualified individuals. The Board believes that it is in the best interests of the company and our stockholders for those individuals to have an ownership interest in the company in recognition of their present and potential contributions and to align their interests with those of our stockholders.

The Board has determined that the current number of shares of our Common Stock available for grants under the 2018 Plan is not sufficient to meet the objectives of our compensation program going forward. Accordingly, on April 27, 2026, upon recommendation by our Compensation Committee, the Board approved and adopted, subject to the approval of the stockholders of the company at the 2026 Annual Meeting, an amendment to the 2018 Plan (the “Sixth Amendment”) to increase the number of shares of our Common Stock available for grant by 3,000,000. No other changes to the 2018 Plan were approved by the Board.

You are being asked to approve the Sixth Amendment, and the Board is recommending that the company’s stockholders vote in favor of the Sixth Amendment. If approved by our stockholders, the Sixth Amendment will become effective as of the date of the 2026 Annual Meeting. If the Sixth Amendment is not approved by our stockholders, then the 2018 Plan will remain in effect in its present form. Whether the Sixth Amendment is approved by our stockholders or not, each award granted under the 2018 Plan prior to the date of the 2026 Annual Meeting will continue to be subject to the terms and provisions applicable to such award under the 2018 Plan as in effect immediately prior to the effective date of the Sixth Amendment.

At the 2018 annual meeting, the stockholders of the company approved the 2018 Plan, and 10,650,000 shares of our Common Stock (on a pre-split basis) were reserved for issuance thereunder. At the 2020 annual meeting, the stockholders of the company approved an amendment and restatement of the 2018 Plan, effective as of July 9, 2020, to increase the number of shares of our Common Stock available for grant under the 2018 Plan by 9,600,000 shares (on a pre-split basis) and to make other ministerial changes to the 2018 Plan. At the 2022 annual meeting, the stockholders of the company approved the first amendment to the 2018 Plan, effective as of June 15, 2022, to increase the number of shares of our Common Stock available for grant under the 2018 Plan by 7,600,000 shares (on a pre-split basis). At the 2023 annual meeting, the stockholders of the company approved the second amendment to the 2018 Plan, effective as of June 15, 2023, to increase the number of shares of our Common Stock available for grant under the 2018 Plan by 10,000,000 shares (on a pre-split basis). Effective December 20, 2023, the Board approved the third amendment to the 2018 Plan, which proportionately reduced the number of shares of Common Stock reserved for issuance under the Plan and the number of shares subject to awards granted under the Plan to reflect the 1-for-20 reverse stock split effectuated by the company on December 20, 2023. At the 2024 annual meeting, the stockholders of the company approved the fourth amendment to the 2018 Plan, effective as of June 12, 2024, to increase the number of shares of our Common Stock available for grant under the 2018 Plan by 900,000 shares (on a post-split basis). Finally, at the 2025 annual meeting, the stockholders of the company approved the fifth amendment to the 2018 Plan, effective as of June 17, 2025, to increase the number of shares of our Common Stock available for grant under the 2018 Plan by 2,000,000 shares.

The 2018 Plan succeeded our 2007 Equity Incentive Plan. The 2007 Plan expired in accordance with its terms on March 2, 2017, and no further grants may be made thereunder. In addition, no further grants will be made under the Rentrak Corporation Amended and Restated 2005 Stock Incentive Plan and the Rentrak Corporation 2011 Incentive Plan (together, the “Rentrak Plans”), which we assumed in connection with our merger with Rentrak Corporation in 2016, or the Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan (the “Shareablee Plan”), which we assumed in connection with our acquisition of Shareablee in 2021. However, outstanding awards under the 2007 Plan, the Rentrak Plans and the Shareablee Plan will generally continue in effect in accordance with their terms.

The 2018 Plan, as modified by the amendments described above (the “Amended 2018 Plan”), will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the company by encouraging stock ownership among employees of the company and its subsidiaries, certain consultants to the company and its subsidiaries, and non-employee directors of the company.

Stockholder approval of the Sixth Amendment would increase the number of shares of Common Stock that the company may issue under the 2018 Plan by 3,000,000 shares. After taking into account this increase and subject to adjustment as provided in the Amended 2018 Plan, the total number of shares of Common Stock authorized for issuance under the Amended 2018 Plan will equal the sum of (x) 37,850,000 shares, provided that the remaining shares available for issuance as of December 19, 2023 (including any shares covered by unsettled awards outstanding as of such date) will be adjusted by dividing such shares by 20 to give effect to the reverse stock split, plus (y) 5,900,000 post-split shares. The actual dilutive effect of awards under the Amended 2018 Plan is likely to be significantly less due to the “fungible” model of the 2018 Plan and our emphasis on granting full-value shares, as described below.

The text of the Sixth Amendment is attached to this proxy statement as Annex A. The following description of the Sixth Amendment is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Annex A.

Why We Believe You Should Vote for this Proposal

The Amended 2018 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, shares of Common Stock, for the purpose of providing employees of the company and its subsidiaries, non-employee directors and certain consultants of the company and its subsidiaries, incentives and/or rewards for performance. Some of the key features of the Amended 2018 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high-quality employees and directors and that our ability to provide equity-based and incentive-based awards under the Amended 2018 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use equity-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is also important because equity-based awards are an essential component of our compensation program for employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.

In 2025, 2024 and 2023, on a split-adjusted basis, we granted awards covering 147,285, 229,795 and 234,171 shares, respectively, of our Common Stock. Our “burn rate” (which represents the rate at which our equity award grants diluted our stockholders) for each of 2025, 2024 and 2023 was 2.81%, 4.58% and 4.87%, respectively, for a three-year average burn rate of 4.09%. We define burn rate as the sum of (i) the total number of full-value shares (including time-based and performance-based RSUs) granted during a fiscal year and (ii) the total number of stock options and SARs granted during a fiscal year, expressed as a percentage of the weighted average basic common shares outstanding as of the fiscal year-end.

As of March 31, 2026, there were 15,023,514 shares of Common Stock outstanding. Based on the closing price of our Common Stock on March 31, 2026 of $6.94 per share, the aggregate market value as of March 31, 2026 of the new shares of Common Stock requested under the Sixth Amendment, assuming all available shares were awarded as stock option or SAR awards (3,000,000), would be $20.8 million. (The actual value delivered under stock option or SAR awards would depend on increases in our stock price over the exercise price of the awards.) If all available shares were awarded as full-value awards, the aggregate market value of the new shares (1,500,000) as of March 31, 2026 would be $10.4 million.

The Amended 2018 Plan is a flexible authorization plan, often referred to as a “fungible share plan.” Due to the 2018 Plan’s fungible share ratio, each stock option or SAR counts as one share against the plan reserve, and each full-value share (such as RSUs) counts as two shares against the plan reserve; furthermore, performance-based RSUs are counted at maximum performance at the time of grant. While this formula causes the number of shares available for grant to be depleted more rapidly than would occur without the fungible share ratio (requiring a greater number of shares to be approved by our stockholders with each proposal), the actual number of shares ultimately delivered under the 2018 Plan to awardees upon vesting is 1:1, regardless of the type of award. Accordingly, the actual dilutive effect of the share pool is significantly reduced. This is particularly pronounced due to our historical practice of emphasizing full-value shares, including performance-based awards, over stock option and SAR awards.

Based on current projections, we anticipate that the number of shares remaining available under the 2018 Plan is insufficient to cover anticipated employee and non-employee director awards after 2026. If we are unable to adequately provide equity compensation to incentivize our employees or provide equity grants as part of compensation to our non-employee directors, we may lose key personnel, which would be detrimental to our operations. If the Sixth Amendment is not approved, we may need to increase the cash component of our compensation programs, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized for other purposes, including reinvestment in our business.

In determining the number of additional shares to request for approval under the Sixth Amendment, our management team worked with the Compensation Committee and its independent compensation consultant to evaluate a number of factors, including our recent share usage, current stock price, future needs and dilution considerations.

If the Sixth Amendment is approved, we intend to use the shares authorized under the Sixth Amendment to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Sixth Amendment will last for approximately two years, based on our historic grant rates, estimated future grant rates, and our approximate current share price, but could last for a shorter or longer period of time if actual practice does not match historic rates or if our future plans or share price change materially. As noted below, our Compensation Committee retains full discretion under the Amended 2018 Plan to determine the number and size of awards to be granted under the Amended 2018 Plan, subject to the terms of the Amended 2018 Plan.

Information on Equity Compensation Plans as of March 31, 2026

The information included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ending December 31, 2025 is updated by the following information regarding all existing equity compensation plans as of March 31, 2026 (except as noted otherwise):

Total shares underlying outstanding stock options (1)	90,847
Weighted-average exercise price of outstanding stock options	$44.51
Weighted-average remaining contractual life of outstanding stock options	4.86 years
Total shares underlying outstanding full-value awards (2)	482,951
Total shares of common stock outstanding as of March 31, 2026	15,023,514
Total shares available for grant (3)	2,088,584

(1)	No SARs were outstanding as of March 31, 2026.
(2)

Reflects (i) all shares subject to time-based RSUs and deferred stock units that were outstanding as of March 31, 2026, and (ii) the maximum number of shares subject to performance-based RSUs that were outstanding as of March 31, 2026. If actual performance under the performance-based RSUs falls below the maximum level for these awards, fewer shares would be issued. Includes 22,598 shares subject to an outstanding time-based RSU award that was granted as an inducement award.

(3)

Reflects shares available for grant under the 2018 Plan (our only unexpired plan). Assumes the maximum number of shares subject to outstanding performance-based RSUs is no longer available for issuance. As described above, under the 2018 Plan’s fungible share ratio, each stock option or SAR counts as one share against the plan reserve and each full-value share counts as two shares against the plan reserve, with performance-based RSUs counted at maximum performance. If actual performance under the performance-based RSUs falls below the maximum level for these awards, a greater number of shares would be available for issuance under the 2018 Plan.

Summary of the Changes to the 2018 Plan Included in the Sixth Amendment

The Sixth Amendment will amend the 2018 Plan and will allow us to grant equity-based awards to our employees, officers, non-employee directors, and certain contractors, as described in more detail below.

The Sixth Amendment will increase the number of shares of Common Stock available for issuance under the 2018 Plan (including as awards of Incentive Stock Options, as defined below) by 3,000,000 shares of our Common Stock. After taking into account this increase and subject to adjustment as provided in the Amended 2018 Plan, the total number of shares of Common Stock authorized for issuance under the Amended 2018 Plan will equal the sum of (x) 37,850,000 shares, provided that the remaining shares available for issuance as of December 19, 2023 (including any shares covered by unsettled awards outstanding as of such date) will be adjusted by dividing such shares by 20 to give effect to the reverse stock split, plus (y) 5,900,000 post-split shares. As described above, the actual dilutive effect of awards under the Amended 2018 Plan is likely to be significantly less due to the fungible share ratio and our emphasis on granting full-value shares. The Sixth Amendment makes no other changes to the 2018 Plan.

This description does not purport to be complete and is qualified in its entirety by the full text of the proposed Sixth Amendment, which is included as Annex A hereto. If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act of 1933, a registration statement on Form S-8 to register additional shares available for delivery under the Amended 2018 Plan.

Share Increase

Currently, the 2018 Plan is the only active plan that we use to grant equity-based compensation awards. As of March 31, 2026, there were 2,088,584 shares remaining available for issuance under the 2018 Plan (the “Available Shares”). If the Sixth Amendment is approved by our stockholders, an additional 3,000,000 shares would be reserved for issuance under the Amended 2018 Plan (the “New Shares”), with the maximum number of shares available for issuance under the Amended 2018 Plan following the date of stockholder approval being equal to (i) 5,088,584 shares (which is the sum of the

Available Shares plus the New Shares), minus (ii) the sum of (a) one share for every share subject to a stock option or appreciation right granted under the 2018 Plan after March 31, 2026 and prior to the 2026 Annual Meeting and (b) two shares for every one share subject to other awards that are granted under the 2018 Plan after March 31, 2026 and prior to the 2026 Annual Meeting, plus (iii) any shares that again become available after March 31, 2026 for awards under the 2018 Plan or the Amended 2018 Plan (pursuant to the share recycling provisions of the 2018 Plan, as described under “Limited Share Recycling Provisions” below).

The shares issued under the Amended 2018 Plan may be shares of original issuance, treasury shares, or a combination of the two.

Highlights of the Amended 2018 Plan

Flexible Authorization Plan: The Amended 2018 Plan is a flexible authorization plan. Under the Amended 2018 Plan, the aggregate number of shares of Common Stock available for issuance will be reduced by (1) one share of Common Stock for every one share of Common Stock subject to an award of stock options or SARs granted under the Amended 2018 Plan, and (2) two shares of Common Stock for every one share of Common Stock subject to an award other than of stock options or SARs granted under the Amended 2018 Plan.

Allowances for Conversion Awards and Assumed Plans: Shares of Common Stock issued or transferred under awards granted under the Amended 2018 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended 2018 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended 2018 Plan, under circumstances further described in the Amended 2018 Plan, but will not count against the aggregate share limit or other Amended 2018 Plan limits described above.

No Repricing Without Stockholder Approval: The repricing of stock options and SARs (outside of certain corporate transactions or adjustment events described in the Amended 2018 Plan or in connection with a “change in control”) is prohibited without stockholder approval under the Amended 2018 Plan.

Change in Control Definition: The Amended 2018 Plan includes a definition of “change in control,” which is described below.

Exercise or Base Price Limitation: The Amended 2018 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended 2018 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Common Stock on the date of grant.

Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a deduction for certain compensation paid to certain executive officers and former executive officers to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code historically was not subject to the deduction limit if the compensation satisfied the requirements of Section 162(m) of the Code. This exception was repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 was available. To be clear, stockholders are not being asked to approve the Sixth Amendment (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception. The company does not anticipate that it would be able to make any grants under the Amended 2018 Plan that will qualify for the performance-based exception.

Summary of Other Material Terms of the Amended 2018 Plan

Administration: The Amended 2018 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the Amended 2018 Plan. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Committee may, from time to time, delegate all or any part of its authority under the Amended 2018 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the Amended 2018 Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended 2018 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the Amended 2018 Plan, authorize one or more officers of the company to (1) designate employees to be recipients of awards under the Amended 2018 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act. The Committee is authorized to take appropriate action under the Amended 2018 Plan subject to the express limitations contained in the Amended 2018 Plan.

Eligibility: Any person who is selected by the Committee to receive benefits under the Amended 2018 Plan and who is at that time an employee of the company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended 2018 Plan. In addition, certain consultants (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee members of the Board, may also be selected by the Committee to participate in the Amended 2018 Plan. As of March 31, 2026, approximately 1,170 employees, 267 consultants, and six non-employee members of the Board would be eligible to participate in the Amended 2018 Plan. The basis for participation in the Amended 2018 Plan by eligible persons is the selection of such persons by the Committee in its discretion.

Limited Share Recycling Provisions: Subject to certain exceptions described in the Amended 2018 Plan, if any award granted under the 2018 Plan or the Amended 2018 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the Amended 2018 Plan at a rate of one share for every one share subject to stock option or SAR awards and two shares for every one share subject to awards other than stock options or SARs, each on a split-adjusted basis. If, after December 31, 2017, any shares of Common Stock subject to an award granted under the 2007 Plan are forfeited, or an award granted under the 2007 Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2018 Plan or Amended 2018 Plan, as applicable (at a rate of one share of Common Stock for every one share of Common Stock subject to such award, on a split-adjusted basis). Notwithstanding anything to the contrary contained in the Amended 2018 Plan: (1) shares of Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option or the base price of an SAR granted under the 2018 Plan or the Amended 2018 Plan will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the Amended 2018 Plan, (2) shares of Common Stock withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards (whether granted under the 2018 Plan or the Amended 2018 Plan) other than as described in (3) below will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the Amended 2018 Plan, (3) shares of Common Stock withheld by us, tendered or otherwise used prior to the expiration of the Amended 2018 Plan to satisfy tax withholding with respect to awards (whether granted under the 2018 Plan or the Amended 2018 Plan) other than stock options or SARs will be added back (but only to the extent such withholding did not exceed the minimum amounts of tax required to be withheld) to the aggregate number of shares of Common Stock available under the Amended 2018 Plan, and (4) shares of Common Stock reacquired by the company on the open market or otherwise using cash proceeds from the exercise of stock options (whether granted under the 2018 Plan or the Amended 2018 Plan) will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the Amended 2018 Plan. Further, all shares of Common Stock covered by stock-settled SARs (whether granted under the 2018 Plan or the Amended 2018 Plan) that are exercised and settled in shares, whether or not all shares of Common Stock covered by the SARs are actually issued to the participant upon exercise, will not be added back to the aggregate number of shares available under the Amended 2018 Plan. If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares available under the Amended 2018 Plan.

Types of Awards and Award Limits under the Amended 2018 Plan: Pursuant to the Amended 2018 Plan, the company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to shares of our Common Stock. The Amended 2018 Plan provides that, subject to adjustment and the applicable Common Stock counting provisions, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of Incentive Stock Options will not exceed the total number of shares of Common Stock authorized for issuance under the Amended 2018 Plan. Further, no non-employee director will be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured at the date of grant as applicable and calculating the value of any awards under the Amended 2018 Plan based on the grant date fair value for financial reporting purposes) in excess of $900,000.

Generally, each grant of an award under the Amended 2018 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the Amended 2018 Plan. A brief description of the types of awards which may be granted under the Amended 2018 Plan is set forth below.

Stock Options: A stock option is a right to purchase shares of Common Stock upon exercise of the stock option. Stock options granted to an employee under the Amended 2018 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of a change in control.

Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the company of shares of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the company will withhold shares of Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Amended 2018 Plan may not provide for dividends or dividend equivalents.

Appreciation Rights: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of shares of our Common Stock on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. Any grant of SARs may specify management objectives that must be achieved as a condition of the exercise of such SARs. SARs may provide for continued vesting or earlier exercise, including in the case of retirement, death or disability of the participant or in the event of a change in control. A SAR may be paid in cash, shares of Common Stock or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the Amended 2018 Plan may not provide for dividends or dividend equivalents.

Restricted Stock: Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Any grant of restricted stock will require that any and all dividends or distributions paid on restricted stock that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Restricted stock may provide for continued

vesting or the earlier termination of restrictions on such restricted stock, including in the event of retirement, death or disability of the participant or in the event of a change in control.

RSUs: RSUs awarded under the Amended 2018 Plan constitute an agreement by the company to deliver shares of Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our Common Stock on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock, but dividend equivalents or other distributions on shares of Common Stock under the RSUs will be deferred until and paid contingent upon vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, shares of Common Stock or any combination of the two.

Cash Incentive Awards, Performance Shares, and Performance Units: Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended 2018 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards, when granted under the Amended 2018 Plan, generally become payable to participants based on the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to a cash incentive award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels but falls short of maximum achievement. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the company in cash, in shares of Common Stock, in restricted stock or RSUs, or in any combination thereof.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death or disability of the participant or in the event of a change in control.

Other Awards: Subject to applicable law and applicable limits under the Amended 2018 Plan, the Committee may grant to any participant shares of Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the company. The terms and conditions of any such awards will be determined by the Committee. Shares of Common Stock delivered under an award in the nature of a purchase right granted under the Amended 2018 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended 2018 Plan. The Committee may also authorize the grant of shares of Common Stock as a bonus or may authorize the grant of other awards in lieu of obligations of the company or a subsidiary to pay cash or deliver other property under the Amended 2018 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such awards, including in the event of the retirement, death or disability of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the Other Awards with respect to which such dividends or dividend equivalents are paid.

Change in Control: The Amended 2018 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee with respect to an award under the Amended 2018 Plan, a change in control will be deemed to have occurred if, in general (subject to certain limitations and as further described in the Amended 2018 Plan): (1) a person or group becomes the beneficial owner of 50% or more of either the then-outstanding Common Stock or the combined voting power of the then-outstanding voting securities of the company entitled to vote generally in the election of directors; (2) individuals who constitute the Board as of the effective date of the Amended 2018 Plan cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the Amended 2018 Plan (subject to certain exceptions); (3) the company closes a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the company or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or securities of another entity by the company or a subsidiary, as further described in the Amended 2018 Plan (subject to certain exceptions); or (4) the company’s stockholders approve a complete liquidation or dissolution of the company.

Management Objectives: The Amended 2018 Plan provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended 2018 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards, all as determined by the Committee. The management objectives may be based upon, but will not be limited to, one or more of the following performance criteria: earnings, cash flow, cash value added performance, stockholder return and/or value, revenues or revenue growth, operating profits (including earnings before interest, taxes, depreciation and/or amortization or variations thereof), net profits, earnings per share, stock price, cost reduction goals, debt ratios, financial return ratios, profit return and margins, market share, working capital, return on capital, safety, employee engagement, employee satisfaction, and other cultural improvement goals. The Committee may select one criterion or multiple criteria for measuring performance. Management objectives may be measured on company, subsidiary, business unit, business group, or corporate department performance, or on any combination thereof. Further, a management objective may be based on comparative performance with other companies or other external measures of the selected objective.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of Awards: Except as otherwise provided by the Committee, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Amended 2018 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended 2018 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

Minimum Holding Periods: The Committee may specify on the grant date that all or part of the shares of Common Stock that are subject to awards under the Amended 2018 Plan will be subject to further restrictions on transfer, including minimum holding periods.

Adjustments; Corporate Transactions: The Committee will make or provide for such adjustments in: (1) the number and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the Amended 2018 Plan; (2) if applicable, the number and kind of shares of Common Stock covered by Other Awards granted pursuant to the Amended 2018 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the company, the Committee may provide in substitution for any or all outstanding awards under the Amended 2018 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the Amended 2018 Plan and the share limits of the Amended 2018 Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs (including following a participant’s voluntary surrender of “underwater” stock options or SARs) in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The Amended 2018 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.

Detrimental Activity and Recapture: Any Evidence of Award may reference our compensation clawback policy or provide for the cancellation or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any shares of Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and applicable rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which the shares of Common Stock may be traded. For information about our clawback policy, see “Directors, Director Nominees, Executive Officers and Corporate Governance – Clawback Policy” above.

Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the Amended 2018 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the company or any of its subsidiaries outside of the United States or who provide services to the company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2018 Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Amended 2018 Plan as then in effect unless the Amended 2018 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

Withholding: To the extent the company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended 2018 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to the Amended 2018 Plan exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of stock options.

No Right to Continued Employment: The Amended 2018 Plan does not confer upon any participant any right with respect to continuance of employment or service with the company or any of its subsidiaries.

Effective Date of the Sixth Amendment: The Sixth Amendment will become effective on the date it is approved by the company’s stockholders.

Amendment and Termination of the Amended 2018 Plan: The Board generally may amend the Amended 2018 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended 2018 Plan) (1) would materially increase the benefits accruing to participants under the Amended 2018 Plan, (2) would materially increase the number of securities which may be issued under the Amended 2018 Plan, (3) would materially modify the requirements for participation in the Amended 2018 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or Nasdaq rules, or, if the shares of Common Stock are not traded on Nasdaq, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Amended 2018 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended 2018 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended 2018 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended 2018 Plan.

The Board may, in its discretion, terminate the Amended 2018 Plan at any time. Termination of the Amended 2018 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended 2018 Plan on or after May 30, 2028, the tenth anniversary of the date the 2018 Plan was approved by the company’s stockholders, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended 2018 Plan.

Stock Plan Benefits

The terms and number of awards to be granted in the future under the Amended 2018 Plan are to be determined in the discretion of the Committee. Because no such determinations have been made, the benefits or amounts that will be received by or allocated to the company’s executive officers, directors or other eligible employees cannot be determined at this time, although the company intends to make awards to such groups under the Amended 2018 Plan consistent with its existing compensation practices. Therefore, the New Plan Benefits Table is not provided.

The following table sets forth, for each of our named executive officers, each person who has been granted 5% or more of the total amount of awards granted under the 2018 Plan, and certain groups, the number of shares of our Common Stock that are subject to outstanding stock option grants under the 2018 Plan as of March 31, 2026. No other person has been granted 5% or more of the total amount of awards granted under the 2018 Plan, and no stock option awards have been granted under the 2018 Plan to any associate of a non-employee director, nominee or executive officer.

2018 Plan Stock Options

Number of Shares of Common Stock Subject to 2018 Plan Stock Options
Jon Carpenter	25,000
Steve Bagdasarian	6,400
Mary Margaret Curry	8,000
Bill Livek	15,000
All current executive officers as a group	47,400
All current non-executive directors as a group (1)	15,000
All director nominees as a group (2)	—
All current non-executive employees, including all current officers who are not executive officers, as a group	—

(1)

Includes David Kline and Brian Wendling, who are current directors nominated for election at the 2026 Annual Meeting. Mr. Kline and Mr. Wendling do not hold any outstanding stock options under the 2018 Plan.

(2)	Includes Mr. Kline and Mr. Wendling.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Amended 2018 Plan based on federal income tax laws currently in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended 2018 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes) or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock: The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards: No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.

Nonqualified Stock Options: In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options: No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If shares of Common Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million deduction limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the Amended 2018 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Sixth Amendment by our stockholders.

Equity Compensation Plan Information

The closing price of a share of our Common Stock as reported by Nasdaq on March 31, 2026 (the last business day of the first quarter of 2026) was $6.94. The following table summarizes our equity compensation plans as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (3)
Equity compensation plans approved by security holders	425,523	$53.41	2,572,844
Equity compensation plans not approved by security holders (4)	61,399	$23.31	—

Total	486,922	$42.34	2,752,844

(1)

This column reflects (i) all shares subject to time-based RSUs and deferred stock units that were outstanding as of December 31, 2025, (ii) the maximum number of shares subject to performance-based RSUs that were outstanding as of December 31, 2025, and (iii) all shares subject to outstanding stock options as of December 31, 2025. If actual performance under the performance-based RSUs falls below the maximum level for these awards, fewer shares would be issued.

(2)

The weighted average exercise price reflected in this column is calculated based solely on the exercise prices of outstanding options and does not take into account time-based RSUs, deferred stock units or performance-based RSUs, which do not have an exercise price.

(3)

This column reflects the total number of shares remaining available for issuance as of December 31, 2025, assuming the maximum number of shares subject to outstanding performance-based RSUs is no longer available for issuance. If actual performance under these performance-based RSUs falls below the maximum level for these awards, a greater number of shares would be available for issuance.

(4)

Equity compensation plans not approved by security holders comprise (i) the Shareablee Plan, with 38,801 shares underlying outstanding awards reflected in column (a), and (ii) an outstanding inducement award of time-based RSUs covering 22,598 shares reflected in column (a).

Required Vote

You may vote for or against this Proposal No. 4, or you may abstain. Approval of this proposal requires the affirmative vote (“FOR”) of a majority of the shares present or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 4.

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2026 Annual Meeting other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our Common Stock or Series C Preferred Stock may contact the Board, a committee of the Board or a specified individual director by writing to the attention of the Board (or a specified individual director or committee) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the Board, the applicable committee of the Board or individual members of the Board as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the Board, a committee of the Board or any individual member of the Board, for any inappropriate correspondence more suitably directed to management.

Annex A

Sixth Amendment to the

comScore, Inc.

Amended and Restated

2018 Equity and Incentive Compensation Plan

THIS SIXTH AMENDMENT (the “Sixth Amendment”) to the comScore, Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan (as amended, modified or supplemented from time to time, the “Plan”) was adopted by comScore, Inc.’s (the “Company’s”) board of directors (the “Board”) on April 27, 2026, to be effective June 16, 2026 (the “Sixth Amendment Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, the Company’s Board has determined that it is desirable to amend the Plan, effective as of the Sixth Amendment Effective Date and subject to approval by the stockholders of the Company, to increase the maximum number of shares for which Awards may be granted under the Plan; and

WHEREAS, Section 18 of the Plan provides that the Board may amend the Plan from time to time, subject to approval by the stockholders of the Company as required by applicable law.

NOW, THEREFORE, the Plan shall be amended as of the Sixth Amendment Effective Date, subject to approval by the Company’s stockholders, as set forth below:

Section 3(a)(i) of the Plan shall be deleted in its entirety and replaced with the following:

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, (F) dividend equivalents paid with respect to awards made under this Plan, or (G) awards corresponding to those described in the preceding clauses (A) through (F) that were made under the Prior Plan will not exceed in the aggregate the sum of (x) 37,850,000 shares of Common Stock; provided, however, that the remaining shares available for issuance as of December 19, 2023 (including any shares covered by unsettled awards outstanding as of such date) shall be adjusted by dividing such remaining shares by 20 to give effect to the Company’s reverse stock split of Common Stock, effective as of December 20, 2023, plus (y) 5,900,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this Sixth Amendment by its duly authorized officer, effective as of the Sixth Amendment Effective Date and subject to approval of the Company’s stockholders.

COMSCORE, INC.

By:	/s/ Ashley Wright
Name:	Ashley Wright
Title:	Secretary
Date:	April 27, 2026

A-1

Annex B

Reconciliation of Non-GAAP Financial Measure

The following table presents a reconciliation of GAAP net loss to non-GAAP adjusted EBITDA for the period presented:

Year Ended December 31, 2025
(In thousands)	(Unaudited)
GAAP net loss	$(10,004)

Depreciation	23,745
Interest expense, net	6,693
Amortization expense of finance leases	3,713
Amortization of intangible assets	2,529
Income tax provision	1,928

EBITDA	28,604

Adjustments:
Loss from foreign currency transactions	5,892
Stock-based compensation expense	2,657
Transformation costs (1)	2,860
Amortization of cloud-computing implementation costs	1,426
Strategic transaction costs (2)	596

Non-GAAP adjusted EBITDA	$42,035

(1)

Transformation costs represent: (1) expenses incurred prior to formal launch of identified strategic projects with anticipated long-term benefits to the company, generally relating to third-party professional fees and non-capitalizable technology costs tied directly to the identified projects and (2) severance costs associated with the reorganization of our teams in connection with the identified projects.

(2)

Strategic transaction costs represent third-party professional fees and other charges incurred in connection with strategic transactions, including mergers, acquisitions, financings and dispositions, regardless of whether consummated, which we otherwise would not have incurred as part of our normal business operations.

B-1

SCAN TO VIE MATERIALS & VOTE COMSCORE, INC. VOTE BY INTERNET 11950 DEMOCRACY DR., SUITE 600 Before The Meeting—Go to .proxyvote.com or scan the QR Barcode above RESTON, VA 20190 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2026. Have your proxy card in hand hen you access the eb site and follo the instructions to obtain your records and to create an electronic voting instruction form. VOTE IN PERSON You may vote the shares in person by attending the 2026 Annual Meeting. Directions to attend the Annual Meeting here you may vote in person can be found under the “Locations” section of the Company’s ebsite at .comscore.com. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2026. Have your proxy card in hand hen you call and then follo the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope e have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes ay, Edgeood, NY 11717. TO VOTE, MARK BLOCKS BELO IN BLUE OR BLACK INK AS FOLLOS: V96591-P48245 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY HEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COMSCORE, INC. For All ithhold All Except For All To ithhold authority to vote for any individual nominee(s), mark “For All Except” and rite the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line belo. folloing: 1. Election of Directors: ! ! ! Nominees: 01) David Kline 02) Brian endling The Board of Directors recommends you vote FOR the folloing proposals: For Against Abstain 2. The approval, on a non-binding advisory basis, of the compensation paid to the company’s named executive officers ! ! ! 3. The ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2026 4. The approval of an amendment to the Amended and Restated 2018 Equity and Incentive Compensation Plan to increase the number of shares of the ! ! ! company’s common stock available for grant by 3,000,000 Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or may otherise be alloed to be considered at the meeting. Please sign exactly as your name(s) appear(s) hereon. hen signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint oners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN ITHIN BOX] Date Signature (Joint Oners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at .proxyvote.com. V96592-P48245 COMSCORE, INC. Annual Meeting of Stockholders June 16, 2026 10:00 AM, EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Mary Margaret Curry and Ashley right, or either of them, as proxies, each ith the poer to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock and Series C Convertible Preferred Stock of COMSCORE, INC. that the stockholder(s) is/are entitled to vote at the 2026 Annual Meeting of COMSCORE, INC. to be held at Carr orkplaces, located at 1818 Library Street, Suite 500, Reston, Virginia 20190 at 10:00 AM, EDT on June 16, 2026, and at any adjournment or postponement thereof. This proxy, hen properly executed, ill be voted in the manner directed herein. If no such direction is made, this proxy ill be voted in accordance ith the Board of Directors’ recommendations. Continued and to be signed on reverse side